Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ONWARD HEALTHCARE, INC.,

AMN HEALTHCARE, INC.,

TERRELL ACQUISITION CORP.,

OGH, LLC

and

THE HOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of December 16, 2014

	3.13.	Permits.	35

	3.14.	Environmental Matters.	35

	3.15.	Material Contracts.	35

	3.16.	Transactions with Affiliates.	38

	3.17.	Litigation; Governmental Orders.	38

	3.18.	Insurance.	38

	3.19.	Labor Matters.	38

	3.20.	Bank Accounts; Powers of Attorney.	39

	3.21.	Material Customers.	39

	3.22.	Brokers.	39

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.		40

	4.1.	Organization, Power and Standing.	40

	4.2.	Authorization.	40

	4.3.	No Violation or Approval; Consents.	40

	4.4.	Availability of Funds.	41

	4.5.	Brokers.	41

5.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB.		41

	5.1.	Bring-Down of Representations and Warranties.	41

	5.2.	Performance of Obligations.	42

	5.3.	No Material Adverse Effect.	42

	5.4.	Compliance Certificate.	42

	5.5.	No Legal Restraint.	42

	5.6.	HSR Clearance.	42

	5.7.	Delivery of Escrow Agreement.	42

	5.8.	Resignations.	42

	5.9.	FIRPTA Certificate.	42

	5.10.	Secretary’s Certificate.	42

	5.11.	Payoff Letters.	42

	5.12.	Tail Insurance.	43

	5.13.	Dissenters’ Rights.	43

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	5.14.	Release of Affiliate Obligations.	43

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.		43

	6.1.	Bring-Down of Representations and Warranties.	43

	6.2.	Performance of Obligations.	43

	6.3.	Compliance Certificate.	43

	6.4.	No Legal Restraint.	43

	6.5.	HSR Clearance.	44

	6.6.	Delivery of Escrow Agreement.	44

7.	COVENANTS OF THE PARTIES.		44

	7.1.	Access to Premises and Information.	44

	7.2.	Conduct of Business Prior to Closing.	44

	7.3.	Confidentiality.	46

	7.4.	Preparation for Closing.	47

	7.5.	Business Records.	48

	7.6.	Directors and Officers Indemnification and Insurance.	48

	7.7.	Attorney-Client Privilege.	49

	7.8.	Transfer Taxes.	50

	7.9.	Tax Matters.	50

	7.10.	Exclusivity.	53

	7.11.	Further Assurances.	54

	7.12.	Resignations.	54

	7.13.	Spreadsheet.	54

8.	TERMINATION.		54

	8.1.	Termination.	54

	8.2.	Effect of Termination.	55

9.	INDEMNIFICATION.		56

	9.1.	Survival.	56

	9.2.	Indemnification.	56

	9.3.	Acknowledgment.	63

10.	MISCELLANEOUS.		63

	10.1.	Notices.	63

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10.2.	Expenses of Transaction.	64

10.3.	Entire Agreement.	64

10.4.	Severability.	64

10.5.	Amendment.	64

10.6.	Parties in Interest.	65

10.7.	Assignment.	65

10.8.	Governing Law.	65

10.9.	Consent to Jurisdiction.	65

10.10.	Waiver of Jury Trial.	66

10.11.	Reliance.	66

10.12.	Specific Enforcement.	66

10.13.	Holders’ Representative.	66

10.14.	No Waiver.	68

10.15.	Negotiation of Agreement.	69

10.16.	Disclosure Schedules.	69

10.17.	Headings.	69

10.18.	Counterparts; Signature.	69

INDEX OF EXHIBITS

Exhibit A:	Form of Escrow Agreement

Exhibit B:	Net Working Capital Calculation Schedule

Exhibit C-1:	Form of Optionholder Acknowledgment

Exhibit C-2:	Form of Transmittal Documents

Exhibit D:	Form of Non-competition Agreement

Exhibit E:	Release

Exhibit F:	Medefis Restricted Cash Amount Calculation Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is dated and effective as of December 16, 2014 and is entered into by and among Onward Healthcare, Inc., a Delaware corporation (the “Company”), AMN Healthcare, Inc., a Nevada corporation (“Parent”), Terrell Acquisition Corp., a Delaware corporation (“Merger Sub”), OGH, LLC, a Delaware limited liability company, in its individual capacity for purposes of Articles 5, 9 and 10 (“OGH”), and OGH, LLC, a Delaware limited liability company, in its capacity as the Holders’ Representative hereunder (the “Holders’ Representative”).

RECITALS

A.        This Agreement contemplates a transaction in which Parent will acquire the Company pursuant to a merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger.

B.        The board of directors of the Company has unanimously (i) adopted a resolution approving this Agreement and declaring its advisability and (ii) recommended that OGH, as its sole stockholder, approve and adopt this Agreement and the Merger (and OGH, as the Company’s sole stockholder, has executed a written consent approving and adopting this Agreement and the Merger).

C.        The board of directors of Merger Sub has unanimously (i) adopted a resolution approving this Agreement and declaring its advisability and (ii) recommended that Parent, as its sole stockholder, approve and adopt this Agreement and the Merger (and Parent, as Merger Sub’s sole stockholder, has executed a written consent approving and adopting this Agreement and the Merger).

D.        The board of directors of Parent has unanimously approved and adopted this Agreement, the Merger and the other Contemplated Transactions.

E.        The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth herein.

F.        Concurrently with the execution of this Agreement, the Persons listed on Schedule 5.15 are executing and entering into non-competition agreements in substantially the forms attached hereto as Exhibit D with Parent, in each case, to become effective upon Closing.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	MATTERS OF CONSTRUCTION; DEFINITIONS.

1.1.    Matters of Construction. For purposes of this Agreement, unless otherwise expressly specified herein, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” shall refer to the Company, Parent, Merger Sub or the Holders’ Representative and the word “parties” shall refer to the Company, Parent, Merger Sub and the Holders’ Representative, inclusive, together with OGH (solely for purposes of Articles 5, 9 and 10). The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). Any reference herein to “$” or “dollars” means United States dollars.

1.2.    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Companies” means the Company and its direct and indirect Subsidiaries, including Locum Leaders, Inc. and Medefis, Inc.

“Action” means any suit, investigation, inquiry, litigation, action, cause of action, or other similar proceeding (whether in contract, tort or otherwise, whether at law or in equity and whether civil or criminal) by or before a Governmental Authority, or any arbitration, mediation or similar proceeding; provided, however, that for purposes of Article 3, no investigation, inquiry or other similar proceeding shall constitute an Action unless the Company has been served with a subpoena or other legal process in respect thereof or otherwise has Knowledge of such investigation, inquiry or other proceeding.

“Adjustment Escrow Account” means the escrow account consisting of the Adjustment Escrow Amount established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $1,000,000, as such amount decreases or increases after the Closing in accordance with the Escrow Agreement.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership, directly or indirectly, of voting securities, by contract or otherwise.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees,

and other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Base Purchase Price” means $82,500,000.

“Business” means the business conducted by the Acquired Companies.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required by applicable Legal Requirements to be closed.

“Calculation Time” means the close of business on the day immediately preceding the Closing Date.

“Cash on Hand” means all cash and cash equivalents of the Acquired Companies, calculated on a consolidated basis as of the Calculation Time and determined in a manner consistent with the Most Recent Balance Sheet and the Net Working Capital Calculation Schedule. For avoidance of doubt, the Cash on Hand shall be calculated in the same manner and using the same accounts as the Cash on Hand set forth on line 64 of the Net Working Capital Calculation Schedule.

“Classification Losses” shall mean any Losses arising directly from a breach or any inaccuracy in the representation in Section 3.19.4 hereof, but only to the extent that such Losses relate to claims (including any associated penalties, fines or similar costs) for wages for employment prior to the date of this Agreement and are subject to the exclusion in Section IV.H of the Policy.

“Closing Debt Amount” means the amount of Indebtedness of the Acquired Companies existing as of the Effective Time (without giving effect to any financing or refinancing transactions or repayment of existing Indebtedness taking place in connection with the Closing but including any interest, fees, premiums or penalties that accrue on such existing Indebtedness as a result of the Closing).

“Closing Option Consideration” means, in respect of any Option that is unexercised and vested (after giving effect to any acceleration of vesting in connection with the Merger) as of immediately prior to the Effective Time, the amount determined by multiplying (i) the excess of the Closing Per Share Merger Consideration over the exercise price of such Option by (ii) the number of Shares issuable upon exercise of such Option in full as of immediately prior to the Effective Time (assuming, for purposes of determining such number of Shares, that such Option is exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature).

“Closing Per Share Merger Consideration” means an amount equal to the quotient (without rounding) obtained by dividing (i) the Purchase Price plus the aggregate exercise price of all In-the-Money Options that are unexercised and vested (after giving effect to any acceleration of vesting in connection with the Merger) as of immediately prior to the Effective Time less the Escrow Amount by (ii) the Fully Diluted Share Number.

“Code” means the Internal Revenue Code of 1986 and the applicable United States Treasury regulations issued thereunder, in each case, as amended from time to time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Power and Authorization), Section 3.2(a) (Organization), Sections 3.3.1, 3.3.2, 3.3.4 and 3.3.6 (Capitalization and Subsidiaries), Section 3.4.4 (No Violation of Organizational Documents) and Section 3.5.5 (Indebtedness), and, solely for purposes of Article 9 (but not Section 5.1), Section 3.8 (Taxes) and Section 3.22 (Brokers).

“Company IP” means all Intellectual Property Rights owned or purported to be owned by an Acquired Company.

“Company IP Agreement” means any Contract to which an Acquired Company is a party and pursuant to which an Acquired Company has granted any rights with respect to any Company IP or has been granted any rights with respect to any third party Intellectual Property Rights (except for (i) software licensed to the Acquired Companies for a total cost of less than $25,000 under generally available retail shrink-wrap or click-wrap licenses or otherwise entered into in the normal course of business, (ii) information technology Contracts involving payments of less than $25,000 and (iii) non-exclusive licenses entered into with customers and independent contractors in the ordinary course of business).

“Company Stock Plan” means either (a) the Onward Healthcare, Inc. and its Subsidiaries 2013 Equity Incentive Plan or (b) the Onward Healthcare, Inc. and its Subsidiaries 2002 Stock Option and Restricted Stock Purchase Plan.

“Company’s Knowledge” and correlative terms mean the actual knowledge of any one or more of John Martins, Eric Christensen, Will Drescher, Kevin Clark, Steve Saville or Michael Dylag, or the knowledge that any one of the foregoing persons would reasonably be expected to have after reasonable inquiry into the fact or other matter at issue.

“Contemplated Transactions” means the Merger and other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, arrangement or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound.

“Disclosure Schedules” means the disclosure schedules to this Agreement that are being delivered by the Company in connection with the execution and delivery hereof.

“Effective Time” means the time at which the Certificate of Merger is filed with, and accepted for filing by, the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.

“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan as defined in Section 3(1) of ERISA (whether or not such plan is subject to ERISA); (b) a pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA); (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; (d) a material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement; or (e) an employment, individual consulting, retention, transaction, change-in-control, severance or separation agreement.

“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust, exclusive license or other encumbrance (it being understood that restrictions on the transfer of securities arising under applicable Legal Requirements shall not be deemed to be Encumbrances).

“Environmental Laws” means all applicable United States federal, state or local Legal Requirements relating to pollution or protection of the environment.

“Equity Interests” means (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in any such Person referred to in (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in (a) (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder, in each case, as amended from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association or another commercial bank or trust company designated by the parties prior to the Closing, or any replacement escrow agent thereafter designated pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit A to this Agreement, which is to be entered into pursuant to this Agreement by Parent, the Holders’ Representative and the Escrow Agent on or prior to the Closing Date.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Tax Indemnity Escrow Amount, as each such amount decreases or increases after the Closing in accordance with the Escrow Agreement.

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Fully Diluted Share Number” means a number equal to (i) the total number of Shares outstanding immediately prior to the Effective Time, plus (ii) the total number of Shares issuable upon exercise in full of all vested (after giving effect to any acceleration of vesting in connection with the Merger) In-the-Money Options immediately prior to the Effective Time (assuming, for purposes of determining such number of Shares under clause (ii) above, such Options are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature).

“Fundamental Representations” means the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, governmental or taxing authority or power (or any department, bureau or division thereof), any court or tribunal, or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, determination or award issued or entered by any Governmental Authority.

“Hazardous Substances” means any contaminants, pollutants, toxic substances, hazardous wastes, hazardous materials or hazardous substances, as any of the foregoing may be defined in any Environmental Law, including petroleum, petroleum products or fractions, asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls and toxic molds.

“Holders” means the Stockholders and the Option Holders.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations issued thereunder, in each case, as amended from time to time.

“In-the-Money Options” means Options for which the per Share exercise price thereof is less than the Closing Per Share Merger Consideration.

“Indebtedness” means, with respect to any Person, without duplication, all Liabilities (including all Liabilities in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii)

evidenced by notes, bonds, debentures, or similar instruments, (iii) for the deferred purchase price of assets, property, goods or services (excluding trade payables, accruals or similar Liabilities incurred in the ordinary course of business but including “earnout” or similar obligations), (iv) under any hedging agreements (including any breakage or similar costs payable in connection with the termination at Closing of any of the foregoing), (v) capitalized lease obligations under GAAP and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person. For the avoidance of doubt, Indebtedness does not include (A) any intercompany obligations between or among Acquired Companies, (B) any undrawn letters of credit or similar instruments and (C) any performance bonds, bankers’ acceptances or similar obligations entered into in the ordinary course of business to the extent there is no outstanding unpaid reimbursement obligation thereunder as of the Effective Time.

“Indemnified Person” means, with respect to any Indemnity Claim, each Parent Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.2.1, 9.2.2 or 9.2.3, as the case may be (it being understood that, as contemplated by Section 10.13, the Holders’ Representative will be the exclusive agent and attorney-in-fact for each of the Holders for purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Holders under Section 9.2.3 and the term “Indemnified Person” shall mean the Holders’ Representative to the extent that it is acting in such capacity on behalf of any Holders).

“Indemnified Taxes” means any and all Taxes imposed on, or arising in connection with or otherwise attributable to: (a) each of the Acquired Companies for all Pre-Closing Tax Periods (regardless of whether such Taxes, or the Tax Returns related thereto, are due prior to, on, or after the Closing Date); (b) any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign Legal Requirement; (c) any Person (other than an Acquired Company) and that result in a Liability of any Acquired Company as a transferee or successor, or by Contract or pursuant to any Legal Requirement, and that relate to an event or transaction that occurred before the Closing; (d) the portion of Transfer Taxes for which the Holders are responsible pursuant to Section 7.8; and (e) for the avoidance of doubt, the employer portion of any payroll or withholding Taxes payable as a result of the payment of the Option Consideration (to the extent not taken into account as a Seller Transaction Expense). In the case of any Straddle Period, (x) the amount of any Taxes based on or measured by income, receipts, or expenditures of any Acquired Company and that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) the amount of all other Taxes of the Acquired Companies that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that,

without in any way limiting the Parent Indemnified Persons’ rights against the Holders arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 10.13, the Holders’ Representative will be the exclusive agent and attorney-in-fact for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions in connection with each Indemnity Claim brought under Section 9.2.1 or 9.2.2, and the term “Indemnifying Party” shall mean the Holders’ Representative when it is acting in such capacity).

“Indemnity Claim” means a claim for indemnification under Section 9.2.1, 9.2.2 or 9.2.3, as the case may be.

“Indemnity Escrow Account” means the escrow account consisting of the Indemnity Escrow Amount established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Indemnity Escrow Amount” means $1,650,000, as such amount decreases or increases after the Closing in accordance with the Escrow Agreement.

“Insurer” means the insurer named on Schedule 9.2.5 hereto.

“Intellectual Property Rights” means intellectual property rights recognized under applicable Legal Requirements, including in the following: (i) patents, including design patents, and applications relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”); (ii) trademarks, trade names, service marks, service names, trade dress, logos, slogans, certification marks, collective marks, d/b/a’s, Internet domain names, URLs, corporate names, brand names and other indicia of origin, together with any registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith (collectively, “Trademarks”); (iii) rights in works of authorship, whether copyrightable or not (including rights in Software, databases and other compilations of information), copyrights therein and thereto, and moral rights, and any registrations and applications for registration thereof, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (iv) trade secret rights and other rights in know-how and confidential or proprietary information, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively “Trade Secrets”).

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

“Legal Requirement” means any statute, law, ordinance, code, rule or regulation of a Governmental Authority.

“Liability” or “Liabilities” means any debt, liability or obligation of any kind, character or description, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise.

“Loss” means, subject to Section 9.2.4, any actual loss, claim, award, judgment, demand, Tax, damage, injury, fine, penalty, Liability, fee, charge, cost, expense (including any reasonable cost of investigation) or amount paid in settlement (in each case, including reasonable fees and expenses of attorneys, experts, accountants or advisors reasonably incurred in connection therewith).

“Material Adverse Effect” means any material and adverse effect or change with respect to the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution or delivery of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers or employees, (ii) conditions affecting the global economy or financial markets as a whole, or generally affecting the industries in which the Acquired Companies conduct their business, (iii) any change after the date hereof in any applicable Legal Requirements or in GAAP or any interpretation thereof, (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions, (vii) any action required by this Agreement, or (viii) any action taken by, or with the consent of, Parent or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Acquired Companies; provided, that (A) the matters described in clauses (ii), (iii), (iv), and (v) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate impact on the business, financial condition or results of operations of the Acquired Companies, taken as a whole, relative to other participants in the industries in which they operate and (B) clause (vi) will not be a factor in determining whether any change or effect underlying any such failure to meet revenue or earnings projections, forecasts or predictions has resulted in a Material Adverse Effect.

“Medefis Restricted Cash Amount” means an amount, which may be a positive or negative number, equal to (i) the total applicable portion of accounts receivable from customers to Medefis for remittance to third party vendors as of the Calculation Time, minus (ii) the total accounts payable by Medefis to third party vendors on behalf of customers as of the Calculation Time, calculated in the manner and using the methodology used in the preparation of the Medefis Restricted Cash Amount Calculation Schedule. For avoidance of doubt, the Medefis Restricted Cash Amount shall be calculated in the manner and using the methodology used to determine the amount set forth in line 9 of the Medefis Restricted Cash Amount Calculation Schedule.

“Medefis Restricted Cash Amount Calculation Schedule” means the illustrative calculation of the Medefis Restricted Cash Amount set forth on Exhibit F to this Agreement.

“Net Tax Benefit” shall mean the amount of any reduction in income Tax liability reasonably expected to be recognized by an Indemnified Person as a result of the incurrence or payment of a Loss by such Indemnified Person for the taxable year in which such incurrence or payment occurs. Such amount shall be calculated on a “with and without” basis and shall be determined reasonably and in good faith by such Indemnified Person.

“Net Working Capital” means (i) the current assets of the Acquired Companies (consisting only of the asset account line items specified as “Current Assets” consistent with line 35 of the Net Working Capital Calculation Schedule) minus (ii) the current liabilities of the Acquired Companies (consisting only of the liability account line items specified as “Current Liabilities” consistent with line 36 of the Net Working Capital Calculation Schedule) as of the Calculation Time in each case, determined on a consolidated basis. Net Working Capital shall be determined in the manner set forth on the Net Working Capital Calculation Schedule as to the account line items described thereon and the adjustments applied therein, and to the extent consistent with the Net Working Capital Calculation Schedule, using the accounting principles, methodologies and procedures consistent with those used by the Company in the preparation of the Most Recent Balance Sheet. For the avoidance of doubt, Net Working Capital shall be calculated exclusive of amounts reflecting accruals with respect to the current portion of the Closing Debt Amount or the Seller Transaction Expenses, exclusive of any accrual relating to Taxes or other Liabilities that in each case would constitute VDA Process Losses (as defined in Section 9.2.1(b)(i)), exclusive of any intercompany receivables or intercompany payables being cancelled and extinguished effective as of the Effective Time pursuant to the mutual release being delivered at Closing pursuant to Section 5.14, and exclusive of Cash on Hand, Medefis Restricted Cash Amount or any deferred Tax liabilities or deferred Tax assets.

“Net Working Capital Calculation Schedule” means the illustrative calculation of Net Working Capital set forth on Exhibit B to this Agreement, including the formulas in the electronic version of such exhibit distributed among the parties in connection with the execution of this Agreement.

“Net Working Capital Target” means $14,900,000.

“Option Holder” means any holder of unexercised In-the-Money Options as of immediately prior to the Effective Time.

“Options” means options to purchase Shares that are issued and outstanding as of immediately prior to the Effective Time, whether vested or not, and that were granted under any Company Stock Plan.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization or governance of such Person.

“Out-of-the-Money Options” means Options for which the exercise price per Share thereof equals or exceeds the Closing Per Share Merger Consideration.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Power and Standing), Section 4.2 (Authorization), Section 4.3.4 (No Violation of Organizational Documents) and Section 4.5 (Brokers).

“Permit” means, with respect to any Person, any authorization, registration, qualification, certificate of need, license, franchise, permit, accreditation, certification, consent, waiver, approval, supplier or provider number or agreement (including participation agreement), certificate or other similar authorization issued by, or otherwise granted by, or Contract with, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business or operation of such Person is subject or bound.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes for the current or preceding Tax year which are not yet due and payable, (b) landlords’, warehousemens’, mechanics’, materialmens’, carriers’ or similar liens to secure claims for labor, material or supplies and other similar Encumbrances that relate to obligations not due and payable and arise in the ordinary course of business, (c) Encumbrances incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, (e) the interests of the lessors and sublessors of any leased properties and (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto.

“Person” means any natural person and any corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association, other legal entity or Governmental Authority.

“Personal Information” means (i) information that identifies an individual or information related to an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person), including without limitation Protected Health Information as defined in the Health Insurance Portability and Accountability Act (“HIPAA”) and (ii) Internet Protocol address or other persistent identifier.

“Policy” means the buyer-side representation and warranty insurance policy issued by the Insurer and delivered in connection with the execution and delivery of this Agreement, as described on Schedule 9.2.5.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.

“Pro Rata Share” means, with respect to each Holder, the quotient obtained by dividing (x) the total number of Shares held by such Holder plus the total number of Shares issuable to such Holder with respect to such Holder’s vested (after giving effect to any acceleration of vesting in connection with the Merger) In-the-Money Options (assuming, for purposes of determining such number of Shares, that such Options are exercised by payment of the exercise price in cash and not by a net exercise or other cashless exercise feature) by (y) the Fully Diluted Share Number.

“Purchase Price” means an amount in cash calculated as follows:

(a)                the Base Purchase Price,

(b)                plus Cash on Hand,

(c)                minus Closing Debt Amount,

(d)                minus the Seller Transaction Expenses,

(e)                plus the Medefis Restricted Cash Amount if the Medefis Restricted Cash Amount is a positive number or minus the absolute value of the Medefis Restricted Cash Amount if the Medefis Restricted Cash Amount is a negative number,

(f)                plus the amount (if any) by which the Net Working Capital exceeds the Net Working Capital Target or minus the amount (if any) by which the Net Working Capital is less than the Net Working Capital Target; provided, further, that the Purchase Price shall be subject to adjustment in accordance with Section 2.11, Article 9 and the terms and conditions of the Escrow Agreement.

“Refinancing Indebtedness” means the Indebtedness of the Acquired Companies specified on Schedule 2.6.1(b).

“Registered IP” means all Company IP that is registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any similar Governmental Authority anywhere in the world, including all Patents, registered Copyrights, and registered Trademarks (including Internet domain names).

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Seller Transaction Expenses” means all (a) costs, fees and expenses incurred or payable by any Acquired Company, OGH or the Holders’ Representative in connection with the negotiation, execution and delivery of this Agreement and the Escrow Agreement or the consummation of the Contemplated Transactions, including, (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred including all such fees or commissions payable to Robert W. Baird & Company, (ii) the fees and expenses of Ropes & Gray LLP and all other legal counsel, accountants, consultants and other experts and advisors so incurred, in each case, to the extent such costs, fees and expenses have not been paid prior to the Closing Date and (iii) all premiums, fees, Taxes and other costs paid or payable to the Insurer in connection with procuring the Policy, (b) amounts, if any, payable to any directors, officers or employees of any of the Acquired Companies in the nature of transaction, change of control or similar bonuses or payments, or any retention, stay or similar bonuses or payments (including the employer portion of any payroll and withholding Taxes associated therewith), whether invoiced or not, in each case, to the extent arising either on or before the Closing Date in whole or in part as a result of the Contemplated Transactions being consummated, (c) any severance payable solely as a result of an involuntary termination of any employee by an Acquired Company prior to the Closing, (d) the employer portion of any payroll and withholding Taxes payable in connection with the payment of the Closing Option Consideration and (e) amounts payable with respect to the “tail” policies purchased by OGH or the Company as contemplated by Section 5.12.

“Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Software” means computer programs, including operating systems, applications, firmware or other software code.

“Source Code” means Software in human-readable form.

“Stock Certificates” means certificates representing Shares.

“Stockholder Approval” means the affirmative vote of OGH as the sole stockholder of the Company to adopt this Agreement and to approve the Merger and the other Contemplated Transactions.

“Stockholders” means the holders of Shares as of immediately prior to the Effective Time.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Tax” means any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, excise, stamp, registration, alternative or add-on minimum or other tax payable to any Taxing Authority and including any interest, penalties or additions to tax imposed in respect of the foregoing.

“Tax Indemnity Escrow Account” means the escrow account consisting of the Tax Indemnity Escrow Amount established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Tax Indemnity Escrow Amount” means $425,000, as such amount decreases or increases after the Closing in accordance with the Escrow Agreement.

“Tax Returns” means returns, reports, forms, information statements and other documents filed or required to be filed with a Taxing Authority relating to any Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Technology” means inventions, works of authorship (including Software) and other tangible embodiments of Intellectual Property Rights.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

For the convenience of the parties an index of additional terms defined throughout this Agreement has been included at the end of this Agreement but does not form a part of this Agreement.

2.	THE MERGER.

2.1.	The Merger.

2.1.1.        Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”).

2.1.2.        From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and Merger Sub, to the fullest extent provided under the DGCL.

2.2.	Closing; Effective Time.

2.2.1.        Subject to the terms and conditions hereof, the closing of the Contemplated Transactions, including the Merger (the “Closing”), shall take place at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, as promptly as practicable following, but in no event later than, the second Business Day following the satisfaction or waiver of each of the conditions set forth in Articles 5 and 6 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as Parent and the Company may agree (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Article 8, the failure of any party to consummate the Closing on the date and time determined pursuant to this

Section 2.2 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.2.2.        At the Closing, Merger Sub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective as of the Effective Time.

2.3.	Certificate of Incorporation; Bylaws; Directors and Officers.

2.3.1.        At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety such that the Surviving Corporation’s certificate of incorporation shall be substantially identical (except with respect to the name of the Company) to the certificate of incorporation of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Legal Requirements.

2.3.2.        At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety such that the Surviving Corporation’s bylaws shall be substantially identical (except with respect to the name of the Company) to the bylaws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Legal Requirements.

2.3.3.        The directors and officers of Merger Sub immediately prior to the Effective Time will become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

2.4.      Conversion of Shares. At the Effective Time, as a result of the Merger and without any further action by any party hereto or any Holder:

2.4.1.        Except as otherwise provided in Section 2.8, each Share outstanding immediately prior to the Effective Time (other than a Share owned by the Company, Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and automatically converted into the right to receive an amount in cash equal to (a) the Closing Per Share Merger Consideration and (b) the aggregate portion, if any, of the Escrow Amount paid in respect of such Share at the times set forth and in accordance with this Agreement and the Escrow Agreement, subject to adjustment pursuant to Section 2.11 (the amounts in clauses (a) and (b) collectively being referred to herein as the “Per Share Merger Consideration”). All such Shares when so converted shall no longer be outstanding and shall automatically be cancelled, and each holder of a certificate or certificates representing such Shares shall cease to have any rights with respect to such Shares, except the right to receive cash in an amount equal to the Per Share Merger Consideration with respect to each such Share.

2.4.2.        Each Share owned by the Company, Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time will be cancelled and retired and will cease to exist without payment of any consideration with respect thereto.

2.4.3.        Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

2.5.	Treatment of Options.

2.5.1.        Parent shall not assume or otherwise replace any Options in connection with the Contemplated Transactions. At the Effective Time, each vested (after giving effect to any acceleration of vesting in connection with the Merger) In-the-Money Option outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive an amount in cash equal to (a) the Closing Option Consideration with respect to such Option and (b) the aggregate portion, if any, of the Escrow Amount paid in respect of such Option at the times set forth and in accordance with this Agreement and the Escrow Agreement, subject to adjustment pursuant to Section 2.11 (the amounts in clauses (a) and (b) collectively being referred to herein as the “Option Consideration” with respect to such Option); provided that each such cash payment hereunder shall be made only if the Option Holder has properly completed, executed and delivered an Optionholder Acknowledgment in the form of Exhibit C-1 (each, an “Optionholder Acknowledgment”) to the Company or, if after Closing, the Surviving Corporation. All such vested In-the-Money Options when so converted shall no longer be outstanding and shall automatically be cancelled, and each holder of such Options shall cease to have any rights with respect to such Options, except the right to receive the Option Consideration with respect to each such Option.

2.5.2.        At the Effective Time, each Option outstanding immediately prior to the Effective Time that is either unvested or an Out-of-the-Money Option shall automatically be cancelled, and each holder of such unvested or Out-of-the-Money Options shall not receive any Option Consideration or other amount in respect of such unvested or Out-of-the-Money Options.

2.5.3.        Subject to Section 2.9, all cash payments required to be made to Option Holders from time to time pursuant to this Agreement or the Escrow Agreement shall be paid by the Company to the Option Holder through the Surviving Corporation’s payroll system in the first payroll period after such amount has become due and payable.

2.5.4.        The Company shall, promptly after the date hereof and prior to the Closing, take or cause to be taken all actions (including adopting all resolutions, providing any notices and procuring any consents) that are required under the Company Stock Plans, applicable Legal Requirements or the applicable award agreements relating to the Options, to effect the treatment of Options contemplated by this Section. Any notices, consents or other communications to Option Holders (in their capacity as such) will be subject to the review and comment of Parent.

2.6.	Closing Deliveries and Payments.

2.6.1.        Parent Closing Deliveries and Payments. At the Closing, Parent shall deliver or cause to be delivered the following:

(a)      to each Stockholder that has surrendered to Parent the Stock Certificates and properly completed, executed and delivered Transmittal Documents, by wire transfer of immediately available funds, an amount in cash equal to the product of (i) the Closing Per Share Merger Consideration and (ii) the number of Shares held by such Stockholder immediately prior to the Effective Time (other than Shares being cancelled in accordance with Section 2.4.2);

(b)      to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full the Refinancing Indebtedness as set forth on the Estimated Closing Statement;

(c)      to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the unpaid Seller Transaction Expenses as set forth on the Estimated Closing Statement;

(d)      to accounts specified by the Escrow Agent at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, the (i) Adjustment Escrow Amount to be deposited into the Adjustment Escrow Account, (ii) Indemnity Escrow Amount to be deposited into the Indemnity Escrow Account and (iii) the Tax Indemnity Escrow Amount to be deposited into the Tax Indemnity Escrow Account;

(e)      to an account designated in writing by the Company, by wire transfer of immediately available funds, an aggregate amount in cash equal to the Closing Option Consideration with respect to all of the vested In-the-Money Options exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the Merger) for further distribution by the Surviving Corporation to each Option Holder who has delivered a properly completed and executed Optionholder Acknowledgment in accordance with this Agreement and the Optionholder Acknowledgments; and

(f)      the various certificates, instruments and documents referred to in Article 6.

2.6.2.        Company Closing Deliveries and Payments. At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(a)      the Transmittal Documents and Optionholder Acknowledgments, properly completed and executed by each applicable Holder, that have been received by the Company prior to the Closing; and

(b)      the various certificates, instruments and documents referred to in Article 5.

2.7.	Surrender and Payment Procedures.

2.7.1.        Parent shall act as paying agent in effecting the exchange of cash for Shares entitled to payment pursuant to Section 2.4.

2.7.2.        Each Stockholder whose Shares have been converted into the right to receive payment pursuant to Section 2.4 will be entitled to receive after surrender to Parent of the Stock Certificates with respect to such Shares (or affidavits in accordance with Section 2.7.5) and delivery of a properly completed letter of transmittal (and related tax forms) in the form attached hereto as Exhibit C-2 (the “Transmittal Documents”), for each such Share, cash in an amount equal to the Per Share Merger Consideration in the manner and at the times set forth in this Agreement and the Escrow Agreement.

2.7.3.        As soon as reasonably practicable following the date of this Agreement, the Company will send to each Stockholder appropriate Transmittal Documents and to each Option Holder an appropriate Optionholder Acknowledgment for use in connection with the Contemplated Transactions. On or following the Closing Date, Parent shall pay by wire transfer of immediately available funds, as soon as reasonably practicable after a Stockholder has delivered to Parent properly completed and executed Transmittal Documents and Stock Certificates (or affidavits in accordance with Section 2.7.5) evidencing the Shares of such Stockholder, with respect to each such Share, cash in an amount equal to the Per Share Merger Consideration in the manner and at the times set forth in this Agreement; provided that Parent shall pay such merger consideration on the Closing Date to each Stockholder who has delivered such documentation to Parent prior to the Closing Date.

2.7.4.        Each Option Holder whose Options have been converted into the right to receive payment pursuant to Section 2.5 will be entitled to receive after proper delivery to the Surviving Corporation of a properly completed and executed Optionholder Acknowledgment for each such Option, the Option Consideration payable to such Option Holder, minus any applicable withholding, in the manner and at the times set forth in this Agreement and the Escrow Agreement.

2.7.5.        If any Stock Certificate has been lost, stolen or destroyed, upon delivery of duly executed Transmittal Documents and the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, Parent will pay to such Person, in exchange for each of the Shares represented by such lost, stolen or destroyed Stock Certificate, cash in an amount equal to the Per Share Merger Consideration as contemplated by this Article 2; provided that Parent or the Surviving Corporation may require the delivery of an indemnity from such Person with respect to any such lost, stolen or destroyed Stock Certificate in a form reasonably satisfactory to Parent.

2.8.	Dissenting Shares.

2.8.1.        Notwithstanding anything in this Agreement to the contrary, any Share that is issued and outstanding immediately prior to the Effective Time that is held by a Stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal for such Share (“Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL will not be converted into the right to receive the Per Share Merger Consideration, but instead will be entitled to payment of the fair value of such Share in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

2.8.2.        Notwithstanding the foregoing, if any such Stockholder fails to perfect, withdraws or loses its right to appraisal, each Dissenting Share held by such Stockholder will be treated as if such Dissenting Share had been converted as of the Effective Time into a right to receive cash in an amount equal to the applicable Per Share Merger Consideration, to be paid as provided in this Agreement and the Escrow Agreement.

2.9.        Adjustments. If during the period between the date of this Agreement and the Effective Time any change in the outstanding Shares will occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, or any similar event relating to the Shares, the applicable Closing Per Share Merger Consideration and Closing Option Consideration, and any other amounts payable pursuant to this Agreement, will be appropriately adjusted; provided, that no such change or event contemplated by this Section 2.9 will give rise to a change to the aggregate amount to be paid by or on behalf of Parent under this Agreement.

2.10.        Withholding Rights. Parent, the Escrow Agent, the Surviving Corporation and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, that the Person intending to withhold will notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least two (2) Business Days prior to the Closing Date other than required withholdings in respect of Options for income, employment and similar Taxes and, to the extent that it is determined after the Closing Date that amounts should be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Agreement or the Escrow Agreement, the applicable withholding agent will notify such Persons of any amounts otherwise payable to such Persons that it intends to so deduct and withhold other than required withholdings in respect of Options for income, employment and similar Taxes. Any amounts withheld in accordance with this Section 2.10 will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

2.11.	Closing Estimates; Purchase Price Adjustment.

2.11.1.        Estimated Closing Statement. The Company shall prepare and provide to Parent for Parent’s approval (which shall not be unreasonably withheld, delayed or conditioned) no later than two (2) Business Days prior to the Closing Date a written statement (as the same may be adjusted by the Company in response to any comments made by Parent prior to the Closing Date, the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimated calculations of the Closing Debt Amount, the Seller Transaction Expenses, the Cash on Hand, the Medefis Restricted Cash Amount, the Net Working Capital and the Purchase Price calculated based on such estimates (the “Estimated Purchase Price”). The Estimated Closing Statement will be prepared in accordance with the definitions of Closing Debt Amount, Seller Transaction Expenses, Cash on Hand, Medefis Restricted Cash Amount, Net Working Capital and Purchase Price herein. The Closing Date payments to be made under Section 2.6.1 shall be calculated using the Estimated Closing Statement and the Estimated Purchase Price reflected therein. Parent and its Representatives shall have reasonable access to the work papers and other books and records of the Acquired Companies for purposes of Parent’s review of the Estimated Closing Statement.

2.11.2.        Proposed Final Statement. As promptly as practicable and in any event within sixty (60) days after the Closing Date, Parent shall prepare or cause to be prepared, and will provide to the Holders’ Representative, a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Closing Debt Amount, the Seller Transaction Expenses, the Cash on Hand, the Medefis Restricted Cash Amount, the Net Working Capital and the Purchase Price. The Proposed Final Closing Statement will be prepared in accordance with the definitions of Closing Debt Amount, Seller Transaction Expenses, Cash on Hand, Medefis Restricted Cash Amount, Net Working Capital and Purchase Price herein. The Holders’ Representative and its Representatives shall have reasonable access to the work papers and other books and records of the Acquired Companies for purposes of assisting the Holders’ Representative and its Representatives in their review of the Proposed Final Closing Statement.

2.11.3.        Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, the Seller Transaction Expenses, the Cash on Hand, the Net Working Capital and the Purchase Price reflected thereon) will be final, conclusive and binding on the parties unless the Holders’ Representative provides a written notice (a “Dispute Notice”) to Parent no later than sixty (60) days after the delivery to the Holders’ Representative of the Proposed Final Closing Statement. Any Dispute Notice must set forth (i) any item on the Proposed Final Closing Statement that the Holders’ Representative believes has not been prepared in accordance with this Agreement and (ii) the Holders’ Representative’s alternative calculation of each such item and the Purchase Price. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the sixty-first (61st) day after the delivery to the Holders’ Representative of the Proposed Final Closing Statement.

2.11.4.        Resolution of Disputes. Parent and the Holders’ Representative will in good faith attempt to promptly resolve the matters raised in any Dispute Notice and agree upon the Final Purchase Price (as defined below). Beginning thirty (30) days after delivery of any Dispute Notice pursuant to Section 2.11.3, either Parent or the Holders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to KPMG LLP or, if KPMG LLP has not agreed to act as the Accounting Firm, another nationally recognized independent accounting firm chosen jointly by Parent and the Holders’ Representative (the “Accounting Firm”). In the event that KPMG LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Parent and the Holders’ Representative within ten (10) days following the giving of the Dispute Submission Notice, each of Parent and the Holders’ Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Acquired Companies operate shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision and its calculation of the Final Purchase Price (as defined below) based on such decision. The parties agree that all adjustments shall be made without regard to materiality. In no event shall the decision of the Accounting Firm provide for a calculation of any element of the Purchase Price that is less than the lower calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice or greater than the higher calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice. The fees and expenses of the Accounting Firm shall be apportioned among the Holders’ Representative and Parent based upon the relative extent to which the positions of the Holders’ Representative and Parent are upheld by the Accounting Firm. The relative extent to which such positions are upheld will be determined by comparing (a) the difference between the Final Purchase Price as finally determined pursuant to this Section 2.11.4 and the Purchase Price assuming all of the positions asserted by Parent had been upheld in their entirety by the Accounting Firm and (b) the difference between the Final Purchase Price as finally determined pursuant to this Section 2.11.4 and the Purchase Price assuming all of the positions asserted by the Holders’ Representative had been upheld in their entirety by the Accounting Firm. By way of illustration, (i) if Parent’s calculations would have resulted in a $100,000 net payment to Parent, the Holders’ Representative’s calculations would have resulted in a $100,000 net payment to the Holders from Parent and the Accounting Firm’s final determination results in an aggregate net payment of $50,000 to the Holders under Section 2.11.5, Parent and the Holders’ Representative shall pay 75% and 25%, respectively, of such fees and expenses and (ii) if each of such parties’ calculation differs from the Accounting Firm’s calculation by the same amount, Parent and the Holders’ Representative shall split such fees and expenses evenly. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

2.11.5.        Purchase Price Adjustment. As used herein, the “Final Purchase Price” shall mean (i) if a Dispute Notice is not delivered within the 60-day period provided in Section 2.11.3, the Purchase Price reflected in the Proposed Final Closing Statement as prepared by Parent or (ii) if such a Dispute Notice is delivered within the 60-day period provided in Section 2.11.3, the Purchase Price as finally determined pursuant to the dispute resolution provisions of Section 2.11.4 reflecting (x) adjustments agreed to in writing by Parent and the Holders’ Representative with respect to any matters raised in the Dispute Notice that are resolved by agreement of the parties and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any matters raised in the Dispute Notice that are resolved by the Accounting Firm in accordance with Section 2.11.4. If the Final Purchase Price differs from the Estimated Purchase Price set forth in the Estimated Closing Statement, the Closing Per Share Merger Consideration and Closing Option Consideration will be recalculated using such final figures in lieu of such estimated figures, and (A) Parent shall pay (1) by wire transfer of immediately available funds to each Stockholder that has delivered properly completed and executed Transmittal Documents such Stockholder’s Pro Rata Share of the amount, if any, by which such Final Purchase Price exceeds the Estimated Purchase Price (such amount, the “Company Adjustment Amount”) and (2) by wire transfer of immediately available funds to the Surviving Corporation for the benefit of each Option Holder that has delivered a properly completed and executed Optionholder Acknowledgment (to be paid to such Option Holders in the first payroll period after such amount has become due and payable), such Option Holder’s Pro Rata Share of the Company Adjustment Amount or (B) the amount, if any, by which the Estimated Purchase Price exceeds the Final Purchase Price (such amount, the “Parent Adjustment Amount”) shall be paid to Parent from the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement; provided that in the event the Parent Adjustment Amount is greater than the Adjustment Escrow Amount, such excess amount shall by paid to Parent from the Indemnity Escrow Account. Notwithstanding anything herein to the contrary, amounts then in the Adjustment Escrow Account and, only to the extent the Parent Adjustment Amount is greater than the Adjustment Escrow Amount, amounts then in the Indemnity Escrow Account, shall be the sole and exclusive recourse of Parent for the Parent Adjustment Amount.

2.11.6.        In the event that the determination of the Final Purchase Price results in a Company Adjustment Amount, (i) such amount shall be paid by Parent to the Holders in accordance with the foregoing Section 2.11.5 within five (5) Business Days of such determination and (ii) within five (5) Business Days following the determination of the Final Purchase Price, Parent and the Holders’ Representative shall deliver joint written instructions to the Escrow Agent to release the Adjustment Escrow Amount to the Stockholders and to the Surviving Corporation for the benefit of the Option Holders in accordance with Section 2.12. In the event that the determination of the Final Purchase Price results in a Parent Adjustment Amount, within five (5) Business Days of such determination, Parent and the Holders’ Representative shall deliver joint written instructions to the Escrow Agent to (i) distribute out of the Adjustment Escrow Account an amount equal to the Parent Adjustment Amount to the Parent and (ii) if the Adjustment Escrow Amount is greater than the Parent Adjustment Amount, to distribute such excess amount to the Stockholders and to the Surviving Corporation for the benefit of the Option Holders in accordance with Section 2.12.

2.12.        Escrow. The Escrow Agent will hold the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Tax Indemnity Escrow Amount, and all interest (if any) and other amounts earned thereon (if any) in escrow pursuant to the Escrow Agreement. Parent shall be treated as the owner of the Adjustment Escrow Account, the Indemnity Escrow Account and the Tax Indemnity Escrow Amount for income Tax purposes until such amounts are released. Any release of funds from the Adjustment Escrow Account, the Indemnity Escrow Account or the Tax Indemnity Escrow Account to the Holders shall be made (i) to each Stockholder who has delivered properly completed and executed Transmittal Documents in the amount of such Stockholder’s Pro Rata Share and (ii) to the Surviving Corporation for the benefit of each Option Holder who has delivered a properly completed and executed Optionholder Acknowledgment, in the amount of such Option Holder’s Pro Rata Share, which is to be paid via the Surviving Corporation’s payroll system in the first payroll period after such funds have been released to the Surviving Corporation.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as provided in the Disclosure Schedules (which have been prepared in accordance with, and qualify the representations and warranties contained in this Article 3 in the manner provided in, Section 10.16), the Company represents and warrants to Parent and Merger Sub as follows:

3.1.        Power and Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other Contemplated Transactions, have been duly authorized by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to consummate the Merger. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity. The board of directors of the Company, acting by unanimous written consent, duly adopted resolutions (i) approving and declaring the Merger, this Agreement and the other Contemplated Transactions advisable and in the best interests of the Company and its stockholders, (ii) authorizing the Company to enter into this Agreement and to consummate the Merger and the other Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement and the Merger be submitted to the Stockholders for adoption and approval and (iv) recommending that the Stockholders adopt and approve this Agreement and the Merger. The Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt and approve this Agreement and the Merger.

3.2.        Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of (b) only, where the failure to be so qualified or licensed or in good standing is not and would not reasonably be expected to be material to the Business.

3.3.	Capitalization and Subsidiaries.

3.3.1.        The entire authorized capital stock of the Company consists of 200,000,000 Shares. As of the date of this Agreement, 50,000,000 Shares are issued and outstanding, all of which are held of record by OGH. All of the issued and outstanding Shares are duly authorized, validly issued and fully paid and nonassessable, were issued in compliance with all applicable Legal Requirements concerning the issuance of securities, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. The Company does not hold shares of its capital stock in its treasury.

3.3.2.        Except as set forth on Schedule 3.3.2, (a) there are no shares of capital stock of the Company reserved for issuance and (b) there are no outstanding options, stock appreciation rights, restricted stock, restricted stock units, warrants or other rights (contingent or otherwise) to acquire any Shares or other Equity Interests in the Company, any preemptive or similar rights with respect to the issuance of capital stock or other Equity Interests in the Company or any securities exercisable or exchangeable for, or convertible into, Shares or other Equity Interests in the Company. Schedule 3.3.2 sets forth the following information with respect to each outstanding Option: (i) the holder thereof; (ii) an indication of whether such holder is an employee or former employee of the Company or any Subsidiary thereof; (iii) the number of Shares subject to such Option; (iv) the per share exercise price of such Option; (v) the date on which such Option was granted; (vi) the date on which such Option expires; (vii) the extent such Option is vested as of the date of this Agreement and whether the exercisability of such Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (viii) whether such Option was intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

3.3.3.        The Company has made available to Parent an accurate and complete copy of each of the Company Stock Plans and all outstanding award agreements thereunder, in each case, as amended. Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the per share exercise price of each Option was not less than the fair market value of a Share on the applicable grant date.

3.3.4.        Schedule 3.3.4 sets forth a true and complete list of the name and jurisdiction of organization of each Acquired Company (other than the Company). Each Acquired Company listed on Schedule 3.3.4 is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Acquired Company and to carry on its business as currently conducted. Neither the Company nor any other Acquired Company owns any Equity Interests in any Person other than the Acquired Companies set forth on Schedule 3.3.4. Each Acquired Company listed on Schedule 3.3.4 is wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances (other than Permitted Encumbrances). There are no outstanding options, warrants or other rights to acquire any shares of capital stock or other Equity Interests in any Acquired Company listed on Schedule 3.3.4 or any securities exercisable or exchangeable for, or convertible into, shares of capital stock or other Equity Interests in any such Acquired Company.

3.3.5.        Each such Acquired Company is duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not been or would not reasonably be expected to be material to the Business.

3.3.6.        Except as set forth on Schedule 3.3.6, no Acquired Company is a party to any voting trust or other voting agreement with respect to the capital stock or any other Equity Interest of such Acquired Company, or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock or any other Equity Interest of such Acquired Company.

3.4.    No Violation; Approvals and Consents. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation of the Contemplated Transactions, will:

3.4.1.        require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) as listed on Schedule 3.4.1, (b) required filings under the HSR Act, (c) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect;

3.4.2.        except as set forth on Schedule 3.4.2 or Schedule 3.9.5, result in a material breach, violation or termination of, or acceleration of obligations under, or default under (or an event which, with notice or lapse of time or both, would constitute a default), or require the consent, approval or waiver from any third party under, or give rise to the imposition of an Encumbrance on any of the material assets or properties of any Acquired Company under, any Material Company Contract to which any Acquired Company is subject; or

3.4.3.        assuming that all consents, waivers, approvals, orders, authorizations and filings listed on Schedule 3.4.1 have been obtained or made, result in a material violation of any Legal Requirement or Governmental Order to which any Acquired Company is subject; or

3.4.4.        contravene, conflict with or result in a breach or violation of the Organizational Documents of any Acquired Company or of OGH.

3.5.	Financial Statements, Etc.

3.5.1.        The Company has furnished Parent with copies of: (a) the audited consolidated balance sheets of the Acquired Companies as of each of December 31, 2012 and December 31, 2013 and the related statements of income and cash flows of the Acquired Companies for the fiscal years then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Acquired Companies as of October 31, 2014 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related statements of income and cash flows of the Acquired Companies for the ten-month period ending on the Most Recent Balance Sheet Date (the “Most Recent Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial position of the Acquired Companies and the results of operations of the Acquired Companies as of the respective dates thereof and for the periods covered thereby and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments (the effects of which will not be materially adverse to the Acquired Companies) and the absence of notes (that, if presented, would not differ materially from those presented in the 2013 Annual Financial Statements).

3.5.2.        The Acquired Companies do not have any Liabilities, except for (i) liabilities reflected or reserved against in the Most Recent Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date or in connection with the Contemplated Transactions, and (iii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representation contained in this sentence does not cover the subject matter of the more specific representations contained in Sections 3.8 (Taxes); 3.10 (Legal Compliance); 3.11 (Company Plans); 3.14 (Environmental Matters), 3.15.3 (Contracts; Breach, etc.), 3.17 (Litigation; Governmental Orders); or 3.22 (Brokers).

3.5.3.        Since the Most Recent Balance Sheet Date, all accounts payable of each of the Acquired Companies have been incurred in all material respects in the ordinary course of business and the Acquired Companies have paid their respective accounts payable in a manner that is consistent with past practice and have not altered any of their respective practices, policies or procedures in respect of paying their respective accounts payable.

3.5.4.        The accounts receivable reflected on the Most Recent Balance Sheet, the accounts receivable arising after the Most Recent Balance Sheet Date through the date of this Agreement and the accounts receivable arising after the date hereof through the Closing Date that will be reflected in Net Working Capital (a) have arisen (or will arise) from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid claims of the Acquired Companies and are not, to the Company’s Knowledge, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts, if any, accrued in the ordinary course of business consistent with past practice.

3.5.5.        Schedule 3.5.5 sets forth a list of all Indebtedness of the Acquired Companies as of the date of this Agreement.

3.6.    Assets. The Acquired Companies are the only entities through which the Business is conducted. The Acquired Companies have good title to all of the material properties and assets reflected on the Most Recent Balance Sheet (collectively, the “Assets”), except for Assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date. The Assets are not subject to any Encumbrances other than Permitted Encumbrances and the Encumbrances described on Schedule 3.6. Each item of tangible personal property included in the Assets is in all material respects in good operating condition and state of repair (ordinary wear and tear excepted). The Acquired Companies own or have a valid leasehold interest with respect to all of the offices, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently used in the conduct of the Business. This Section 3.6 does not relate to intellectual property or Intellectual Property Rights, such items being instead the subject of Section 3.12.

3.7.    Absence of Changes. Between the Most Recent Balance Sheet Date and the date hereof: (a) except as set forth on Schedule 3.7 or as contemplated by this Agreement, the Acquired Companies have operated in all material respects solely in the ordinary course of business and have not taken any actions that would have been prohibited by Section 7.2 (Conduct of Business) had such Section 7.2 been in effect at all times since the Most Recent Balance Sheet Date; and (b) no event or change has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.8.	Taxes.

3.8.1.        Each Acquired Company has timely filed or has had timely filed on its behalf (in each case, after giving effect to valid extensions), all income Tax Returns and all other material Tax Returns required to be filed by it. Except to the extent described in Section 3.8.17, all such Tax Returns were true, accurate and complete in all material respects when filed. All Taxes (whether or not shown as due and payable on any such Tax Return) required to have been paid by each Acquired Company have been paid. No written (or, to the Company’s Knowledge, other) claim from any Taxing Authority of any jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to taxation by such jurisdiction has been received by any Acquired Company, and, to the Company’s Knowledge, no such claim has been threatened.

3.8.2.        The current Tax accruals, reserves and provisions for Taxes on the face of the Most Recent Financial Statements are adequate to cover all Tax Liabilities payable for the relevant periods therein and no Acquired Company has incurred any Liability for Taxes after the date of the Most Recent Financial Statements other than as a result of the conduct of its business in the ordinary course. The liability for current Taxes reflected in the final calculation of Net Working Capital will be sufficient to satisfy in full any Indemnified Taxes, other than Taxes that constitute VDA Process Losses.

3.8.3.        All Taxes required to have been withheld and paid in connection with amounts paid by the Acquired Companies or owing to any employee or independent contractor have been timely withheld and paid to the appropriate Taxing Authority, and each Acquired Company has complied in all material respects with all applicable Legal Requirements relating to Tax information reporting with respect to payments made to employees or independent contractors.

3.8.4.        There are no outstanding audits or examinations concerning any Tax Return of any Acquired Company. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing Authority against or with respect to any Acquired Company. There are no outstanding refund claims with respect to any Tax or Tax Return of any Acquired Company, or the business or activities of any Acquired Company. Schedule 3.8.4 sets forth: (i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of income or other material Taxes have not expired; and (ii) those years for which examinations by the Taxing Authorities have been completed.

3.8.5.        There has been no waiver of any statute of limitations in respect of Taxes of any Acquired Company or any extension of time with respect to an assessment or deficiency relating to Taxes of any Acquired Company that in either case is still in effect, other than an extension arising out of an extension of the due date for filing a Tax Return.

3.8.6.        No Acquired Company (i) has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes, other than a group with respect to which only the Acquired Companies were members, or (ii) has any Liability for Taxes of another Person (other than the Acquired Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of law, or by contract.

3.8.7.        None of the Acquired Companies is a party to or bound by any Tax sharing agreement, other than any agreement (a) as to which only Acquired Companies are parties or (b) that was entered into in the ordinary course of business and does not have as a significant purpose the allocation of responsibility for Taxes.

3.8.8.        None of the Acquired Companies is currently subject to any Encumbrances, other than Permitted Encumbrances, imposed on any of its assets or properties as a result of the failure of such Acquired Company to pay any amount of Taxes that are due and payable.

3.8.9.        None of the Acquired Companies has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code within the last three (3) years.

3.8.10.      There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to any Acquired Company that are, or if issued would be, binding on such Acquired Company.

3.8.11.      No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or other Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

3.8.12.        The Company is not, nor has it been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

3.8.13.        Each Acquired Company has delivered or made available to Parent true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to each Acquired Company with respect to Taxable periods ended on or after December 31, 2010 and have delivered or made available to Parent all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by any Acquired Company.

3.8.14.        With respect to each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code, (i) such plan or arrangement has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”) and has been, since January 1, 2009, in material documentary and operational compliance with Section 409A; and (ii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code. There is no Contract, agreement, plan or arrangement to which any Acquired Company is a party, including the provisions of this Agreement, covering any current or former employee, director or consultant of the Acquired Companies, which individually or collectively would require the Acquired Companies to pay a Tax gross up payment to any current or former employee, director or consultant for Tax-related payments under Section 409A of the Code. None of the Acquired Companies have any Liability to make any payments or to issue any equity award or bonus that would be deemed deferred compensation subject to Section 457A of the Code.

3.8.15.        None of the Acquired Companies will become obligated to make under any currently existing arrangement or any arrangement in existence at any time prior to the Closing, and will not as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4)

thereof). There is no written or unwritten agreement, plan, arrangement or other Contract by which any Acquired Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

3.8.16.        The actions contemplated by Section 5.14 will not result in the recognition of taxable income by any Acquired Company.

3.8.17.        Prior to the date hereof, (i) the Company amended, or caused its applicable Subsidiaries to amend, the Tax Returns described on Schedule 3.18.17 hereto in order to correct certain previously incorrect Tax positions taken in connection with the deduction of expenses incurred by the Acquired Companies in providing meals and incidental benefits to employees and (ii) the Company paid to the relevant Taxing Authorities referred to on Schedule 3.8.17 the additional amounts described on Schedule 3.8.17 that became due and payable by the Acquired Companies in connection with the amended Tax Returns referenced in the preceding clause (i). All such amended Tax Returns were true and correct in all material respects.

3.9.	Real Property.

3.9.1.        None of the Acquired Companies owns nor has ever owned any real property.

3.9.2.        Schedule 3.9.2 sets forth a list of all real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property”). Schedule 3.9.2 also identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used and to which an Acquired Company is a party (the “Real Property Leases”) together with the landlord under each Real Property Lease, the rental amount currently being paid, and the expiration of the term of each Real Property Lease. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

3.9.3.        Except as set forth on Schedule 3.9.2, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts to which an Acquired Company is a party granting to any other Person the right of use or occupancy of the Leased Real Property and to the Company’s Knowledge there is no Person (other than an Acquired Company) in possession of the Leased Real Property.

3.9.4.        To the Company’s Knowledge, there are no material defects in, mechanical failure of or material damage to any Leased Real Property. To the Company’s Knowledge, the Acquired Companies’ current use of the Leased Real Property does not violate in any material respect any restrictive covenant of record, any applicable Legal Requirement or any applicable building or zoning code.

3.9.5.        Except as set forth on Schedule 3.9.5, no consent or approval is required from any lessor under any Real Property Lease to enter into this Agreement or to consummate the Contemplated Transactions.

3.10.	Legal Compliance.

3.10.1.        The Acquired Companies operate their business in compliance with all applicable Legal Requirements and none of the Acquired Companies has been in violation in any material respect of any Legal Requirements applicable to it since January 1, 2010. Since January 1, 2010, none of the Acquired Companies has received any written notice or, to the Company’s Knowledge, other communication (in writing or otherwise) from a Governmental Authority asserting any actual, alleged, possible or potential material violation of, or material failure to comply with, applicable Legal Requirements that has not been resolved. This Section 3.10.1 does not relate to matters with respect to Taxes, which are the subject of Section 3.8, matters with respect to employee benefits, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.14.

3.10.2.        Each Acquired Company is, to the extent applicable to it, currently conducting its business in all material respects in compliance with all Legal Requirements related to HIPAA, including those regulations addressing the privacy, security, maintenance, disclosure, confidentiality, and transmission of certain health related information that are promulgated at 45 CFR Parts 160, 162 and 164 (the “HIPAA Regulations”) and has conducted its business in compliance with the applicable HIPAA Regulations since January 1, 2010. No Acquired Company is a “covered entity” (as that term is defined in the HIPAA Regulations), and each Acquired Company has executed Business Associate Agreements (as such agreements are defined in the HIPAA Regulations) with each “covered entity” who has so requested for whom it provides functions or activities that render such Acquired Company a “Business Associate” (as that term is defined in the HIPAA Regulations).

3.10.3.        None of the Acquired Companies or, to the Company’s Knowledge, any Representative of any Acquired Company has engaged in any illegal or unethical activity or fraudulent or deceptive conduct on behalf of, or for the benefit of, any Acquired Company. None of the Acquired Companies nor, to the Company’s Knowledge, any Representative of any Acquired Company on behalf or for the benefit of, any Acquired Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of applicable Legal Requirements. None of the Acquired Companies or, to the Company’s Knowledge, its Representatives on behalf or for the benefit of any Acquired Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures in violation of applicable Legal Requirements.

3.11.	Company Plans.

3.11.1.        Schedule 3.11.1 lists all Company Plans. “Company Plan” means all Employee Plans as to which any Acquired Company sponsors, maintains, contributes or is obligated to contribute, or under which any Acquired Company has or may have any Liability, and which benefits any current or former employee, director, consultant or independent contractor of any Acquired Company or the beneficiaries or dependents of any such Person. The Company has made available to Parent true and complete copies of all

Company Plans and true and complete copies of each other material document, if any, prepared in connection with each such Company Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report and financial statement. Neither the Company nor any ERISA Affiliate has any express or implied commitment (A) to create, incur Liability with respect to or cause to exist any new employee benefit plan, program or arrangement that would be a Company Plan if established, (B) to enter into any Contract to provide material compensation or benefits to any current or former employee, director, consultant or independent contractor of any Acquired Company or the beneficiaries or dependents of any such Person or (C) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

3.11.2.        None of the Company Plans is, and none of the Acquired Companies nor any ERISA Affiliate currently maintains or contributes to or in the past six (6) years has maintained or contributed to, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company would incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

3.11.3.        None of the Company Plans is maintained outside of the U.S. or is otherwise subject to non-U.S. laws.

3.11.4.        Each Company Plan that is intended to be qualified under Code Section 401(a) and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a timely favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter (or a prototype opinion letter), and to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to cause the Internal Revenue Service to revoke such letter.

3.11.5.        Each Company Plan, including, to the Company’s Knowledge, any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the Code.

3.11.6.        All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis or accrued on the Company’s balance sheet.

3.11.7.        There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, other than routine claims in the ordinary course of business for benefits provided for by the Company Plans.

3.11.8.        No Company Plan is or, within the six (6) years prior to the date of this Agreement, has been the subject of an examination or audit by a Governmental Authority.

3.11.9.        Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar applicable state law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.11.10.      Except as set forth on Schedule 3.11.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event: (i) result in any payment or benefits (including, but not limited to, separation, severance, termination, change of control, retention or similar-type benefits) becoming due to any employee or individual independent contractor or consultant of any Acquired Company; (ii) increase any benefits under any Company Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan.

3.12.	Intellectual Property.

3.12.1.        Schedule 3.12.1 sets forth a list of all Company IP Agreements material to the conduct of the Business. None of the Acquired Companies has granted to any Person an exclusive license to any Company IP.

3.12.2.        Schedule 3.12.2 sets forth all of the Acquired Companies’ Registered IP. There are no actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any registrations or applications applicable to Company IP, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions.

3.12.3.        Except in each case as set forth in Schedule 3.12.3: (a) each Acquired Company owns, is licensed or has sufficient rights to use all of the material Intellectual Property Rights in the manner used in the operation of the Business as currently conducted; (b) the Company has not received since January 1, 2010, any written notice asserting infringement, misappropriation or violation of the Intellectual Property Rights of any other Person; (c) to the Company’s Knowledge, the conduct of the Business as previously or currently conducted does not infringe, misappropriate or violate any Intellectual Property Right of any other Person; (d) there is no pending or, to the Company’s Knowledge, threatened, Action contesting the validity, ownership or right to use, sell, license or dispose of any material Company IP; and (e) to the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation by any Person of any material Company IP Rights owned, purported to be owned or exclusively licensed by the Acquired Companies. Immediately following the Effective Time, the Surviving Corporation will have the same rights and privileges in all material respects to (1) the Company IP, (2) Intellectual Property Rights licensed to the Acquired Companies pursuant to a Company IP Agreement and (3) Personal Information as the Acquired Companies had immediately prior to the Effective Time.

3.12.4.    Except as set forth on Schedule 3.12.4, the Acquired Companies have complied in all material respects with (a) their respective privacy policies and (b) all applicable data privacy, confidentiality and security Legal Requirements, including Legal Requirements regarding the protection of Personal Information. No Acquired Company has received, since January 1, 2010, any written notice or claim, or is subject to any pending Action, for any data privacy violation or security breach and to the Company’s Knowledge, no such claim or Action is threatened against any of the Acquired Companies. To the Company’s Knowledge, there has been no unauthorized access, use or breach of security of Personal Information maintained by or on behalf of the Acquired Companies. The Acquired Companies have implemented and maintained reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage, and unauthorized access, use, modification, or other misuse.

3.12.5.    All employees and contractors of the Acquired Companies who were involved in the creation or development of Company IP used in connection with the Company’s products or services have signed agreements containing confidentiality and intellectual property assignment provisions in favor of the Company or a Subsidiary thereof, except for technology, software or other embodiments of intellectual property which were licensed to an Acquired Company by any third party. The Acquired Companies have taken commercially reasonable measures to protect, safeguard and maintain the confidentiality of all Trade Secrets that are material to the Business and either owned by an Acquired Company or used or held for use by an Acquired Company. To the Company’s Knowledge, there has not been any material breach by any party to such confidentiality agreements. To the Company’s Knowledge, no Person has gained unauthorized access to any of the Acquired Companies’ IT Assets.

3.12.6.    The Software developed by or on behalf of the Acquired Companies and currently being licensed to third parties is listed on Schedule 3.12.6 (the “Proprietary Software”). Other than pursuant to credit agreements (in which all or substantially all of the Acquired Companies’ assets have been encumbered) or software escrow agreements, in each case entered into in the ordinary course of business, none of the Acquired Companies has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any Source Code for any Proprietary Software, other than Free or Open Source Software, and neither the Company nor any Acquired Company has provided or disclosed any Source Code for any Proprietary Software to any third party other than third party developers who are under a duty of confidentiality and who have been engaged by an Acquired Company to develop and support the Proprietary Software. The Closing will not result in the delivery, license or disclosure of any Source Code for any Proprietary Software to any Person who is not, as of the date of this Agreement, an employee of an Acquired Company. The incorporation, linking, or calling of Free or Open Source Software by the Proprietary Software in the manner that each Acquired Company previously or currently conducts its business does not obligate any Acquired Company to disclose, make available, offer or deliver any portion of the proprietary Source Code for Proprietary Software to any third party.

3.12.7.    To the Company’s Knowledge, the Proprietary Software does not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices designed to maliciously disrupt or maliciously interfere with the operation of the Proprietary Software or equipment upon which the Proprietary Software operates, or the integrity of the data, information or signals the Proprietary Software produces.

3.12.8.        As of the date hereof, each Company IP Agreement is valid and binding on the Acquired Company that is a party to such Company IP Agreement, as the case may be, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and in full force and effect, and each of the Acquired Companies (to the extent it is a party thereto or bound thereby) and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company IP Agreement.

3.13.    Permits. Each of the Acquired Companies holds all material Permits that are necessary to the conduct of its business or operations as presently conducted. Each of the Acquired Companies is in compliance with the terms of its material Permits and each such material Permit is valid and in full force and effect. Since January 1, 2010, none of the Acquired Companies has received any written notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any material Permit.

3.14.    Environmental Matters. Except as set forth on Schedule 3.14, (a) each Acquired Company is, and has at all times during each such Acquired Company’s respective tenancy of the applicable Leased Real Property been in compliance in all material respects with all Environmental Laws applicable to it; (b) each Acquired Company has all Permits required under applicable Environmental Laws, and is, and has been since January 1, 2010, in compliance in all material respects with the respective requirements of such Permits,; (c) there is not now pending or, to the Company’s Knowledge, threatened, any Action against an Acquired Company in connection with any past or present noncompliance with such Environmental Laws, including any Action related to a shipment of Hazardous Substances to facilities owned or operated by third parties; and (d) to the Company’s Knowledge, there exist no environmental conditions as of the date hereof for which an Acquired Company would be required to report, investigate, assess, clean up, remediate or otherwise provide a response under Environmental Laws, and there has never been any release of Hazardous Substances on or from any Leased Real Property for which an Acquired Company would be required to report, investigate, assess, clean up, remediate or otherwise provide a response under Environmental Laws.

3.15.	Material Contracts.

3.15.1.        Except as disclosed on Schedule 3.15.1, as of the date of this Agreement, none of the Acquired Companies is bound by or a party to:

(a)      any Contract between any Acquired Company, on one hand, and any of such Acquired Company’s Affiliates, on the other hand;

(b)      any Contract relating to the acquisition or disposition of any current or former Subsidiary, material assets, division or business of any Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), other than Contracts in which an Acquired Company does not have any remaining obligations;

(c)      any partnership, limited liability company or joint venture agreement to which any Acquired Company is a party;

(d)      each Contract governing Indebtedness;

(e)      any Contract (i) pursuant to which any Acquired Company guarantees the performance or Liabilities of any other Person or (ii) that constitutes a surety bond, performance bond, guarantee or similar instrument of which any Acquired Company is a party;

(f)      any management, consulting, agency or similar Contract or commitment that is material to the operation of the Business;

(g)      any employment or consulting agreements with an employee or consultant (i) involving change of control, severance, retention or similar payments which are triggered by a change of control of any Acquired Company, payments of a bonus, deferred compensation, pension, profit sharing, equity, health insurance or retirement or other Company Plans to or for any employee of any Acquired Company, or (ii) whose annual base compensation in the fiscal year ending December 31, 2014 is expected to exceed $150,000;

(h)      any Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000;

(i)      any Contract which contains a “most favored nation,” take or pay or similar term or provision;

(j)      all Contracts that contain a covenant by an Acquired Company not to compete in any business with any Person, engage in any business in any geographic area or otherwise materially limiting the Acquired Companies’ ability to operate in any business line;

(k)      any Contract evidencing the settlement or compromise of any Action involving either (i) the payment by an Acquired Company of more than $100,000 or (ii) the imposition of any material non-monetary restrictions upon any Acquired Company;

(l)      any lease, sublease or similar Contract with any Person under which any Acquired Company is a lessee or sublessee of any material tangible personal property;

(m)      any members’ agreement, voting agreement, voting trust agreement, registration rights agreement or similar Contract relating to the organization, management or operation of any Acquired Company; and

(n)      any Contract (other than a Contract with a customer of an Acquired Company) not required to be disclosed pursuant to any of the other subsections of this Section 3.15.1 that: (i) provides for annual payments to or by an Acquired Company in excess of $250,000 or aggregate payments to or by an Acquired Company in excess of $500,000 (other than purchase orders entered into in the ordinary course of business) or (ii) may not be terminated without penalty on one hundred twenty (120) days’ notice or less.

The Company has made available to Parent true, accurate and complete copies of each Contract listed on Schedule 3.15.1, in each case, as amended or otherwise modified and in effect.

3.15.2.        Each Contract disclosed, or required to be disclosed, on Schedule 3.9.2 (Real Property Leases), 3.11.1 (Company Plans), 3.12.1 (IP Licenses) or 3.15.1 (Material Contracts) (each, a “Material Company Contract”) and each Contract with a customer of an Acquired Company that provides for annual payments to or by an Acquired Company in excess of $250,000 or aggregate payments to or by an Acquired Company in excess of $500,000 (other than purchase orders entered into in the ordinary course of business) (each, a “Customer Contract”) (a) is in full force and effect, (b) is a legal, valid and binding obligation of the Acquired Company party thereto, enforceable against such Acquired Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (c) to the Company’s Knowledge, is a legal, valid and binding obligation of each other party to such Material Company Contract or Customer Contract, enforceable against each such other party in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.15.3.        None of the Acquired Companies, nor, to the Company’s Knowledge, any other party to any Material Company Contract or Customer Contract, is in material breach or violation of, or default under any Material Company Contract or Customer Contract. No Acquired Company has received notice (in writing or otherwise) of any material default or material breach nor, to the Company’s Knowledge, threat thereof with respect to any Material Company Contract or Customer Contract.

3.15.4.        No claims for indemnification have been made by, on behalf of or against any Acquired Company pursuant to (i) the Asset Purchase Agreement, dated as of May 1, 2013, by and among Locum Leaders, Inc., Locum Leaders, LLC and the other parties thereto or (ii) the Asset Purchase Agreement, dated as of November 9, 2009, by and among Medefis, Inc. (a Delaware corporation), Medefis, Inc. (a Nebraska corporation), the Company and the other parties thereto.

3.15.5.        As of the date hereof, none of the Acquired Companies has received any written notice of the intention of any party to terminate any Material Company Contract.

3.16.    Transactions with Affiliates. Except as set forth on Schedule 3.16, neither the Acquired Companies nor any other Affiliate, executive officer or director (or the equivalent) of an Acquired Company is a party to any material agreement or transaction with an Acquired Company other than (a) with respect to the payment of compensation and other consideration to executive officers and directors (or the equivalent) in the ordinary course of business, (b) employment agreements with an Acquired Company, (c) participation in Company Plans and (d) agreements and transactions solely between one or more Acquired Companies.

3.17.    Litigation; Governmental Orders. Except as set forth on Schedule 3.17, as of the date hereof, (a) there is no Action pending or, to the Company’s Knowledge, threatened against an Acquired Company, and a notice of claim has been submitted under the applicable insurance policy with respect to all such Actions set forth on Schedule 3.17, and no Acquired Company has received a reservation of rights notice from any insurer with respect to any such Actions and (b) no Governmental Order is outstanding (i) to which any Acquired Company is a party or subject to or that adversely affects any Acquired Company, their properties (including the Leased Real Property) or assets or (ii) that prohibits or impairs the consummation of the Contemplated Transactions.

3.18.    Insurance. Schedule 3.18 of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all policies or binders of fire, liability, product liability, professional liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each of the Acquired Companies and relating to the assets, business, operations, employees, officers and directors of any of the Acquired Companies (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Parent. None of the Acquired Companies has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Schedule 3.18, there are no claims related to the business of any of the Acquired Companies pending as of the date hereof under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Acquired Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.19.	Labor Matters.

3.19.1.        Except as set forth on Schedule 3.19.1, each of the Acquired Companies is and since January 1, 2010 has been, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices.

3.19.2.        There is no work slowdown, lockout, stoppage, picketing or strike pending, or to the Company’s Knowledge, threatened between any Acquired Company, on the one hand, and its employees, on the other hand, and there has been no such event since January 1, 2012. No employee of an Acquired Company is represented by a labor union, no Acquired Company is party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract, and, to the Company’s Knowledge, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employee of any of the Acquired Companies.

3.19.3.        As of the date hereof, no employee of an Acquired Company having any of the titles set forth on Schedule 3.19.3 (or any similar title carrying substantially similar responsibilities) has given notice to an Acquired Company that any such employee intends to terminate his or her employment with the Acquired Company and to the Knowledge of the Acquired Company, no current or former employee of the Acquired Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement or non-competition agreement.

3.19.4.        None of the Acquired Companies has any material Liabilities with respect to the misclassification of any Person as an “exempt” employee rather than as a “non-exempt” employee within the meaning of the Fair Labor Standards Act of 1938.

3.19.5.        None of the Acquired Companies has any material Liabilities with respect to the misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

3.19.6.        None of the Acquired Companies has incurred any material Liability under the WARN Act or any similar Legal Requirement that remains unsatisfied.

3.20.    Bank Accounts; Powers of Attorney. Schedule 3.20 sets forth a true and complete list as of the date hereof of the name and address of: (a) each bank or financial institution with which any Acquired Company has an account or safe deposit box and the name of each Person authorized to draw thereon or has access thereto; and (b) the name of each Person holding a power of attorney on behalf of an Acquired Company.

3.21.    Material Customers. Schedule 3.21 sets forth the ten (10) largest clients of the Acquired Companies on the basis of revenues received for each of the fiscal year ended December 31, 2013 and the ten (10) months ended on the Most Recent Balance Sheet Date (collectively, the “Material Customers”). As of the date hereof, the Company has not received any written notice of termination, or written notice that any Material Customer has ceased, or intends to cease after the Closing, to use the goods or services of the applicable Acquired Company or to otherwise terminate or materially reduce its relationship with such Acquired Company.

3.22.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any Contract made by or on behalf of any of the Acquired Companies (or for which any Acquired Company will be liable) other than fees (if any) that will (a) be included as Seller Transactions Expenses or otherwise paid before the Closing Date or (b) otherwise be paid by the Holders or their Affiliates and for which Parent (and after the Closing, the Acquired Companies) will have no responsibility to pay.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Each of Parent and Merger Sub represents and warrants to the Company as follows:

4.1.    Organization, Power and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement (and, in the case of Parent, the Escrow Agreement), to perform its respective obligations hereunder and thereunder, as applicable, and to consummate the Contemplated Transactions. Each of Parent and Merger Sub has taken all corporate actions or proceedings required to be taken by or on the part of Parent and Merger Sub, as applicable, to authorize and permit the execution and delivery by Parent and Merger Sub, as applicable, of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and thereto and the performance by Parent and Merger Sub, as applicable, of its obligations hereunder and thereunder and the consummation by Parent and Merger Sub, as applicable, of the Contemplated Transactions. Each of Parent and Merger Sub has made available to the Company a true, complete and correct copy of each of its Organizational Documents, each as in effect on the date hereof.

4.2.    Authorization. This Agreement has been (and with respect to Parent, the Escrow Agreement will be) duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery of each of the other parties hereto or thereto, constitutes (and with respect to Parent, the Escrow Agreement will constitute when executed and delivered by Parent) the legal, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

4.3.    No Violation or Approval; Consents. Neither the execution and delivery by each of Parent and Merger Sub of this Agreement (or, in the case of Parent, the Escrow Agreement) nor the consummation of the Contemplated Transactions will:

4.3.1.                require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act, (b) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Contemplated Transactions;

4.3.2.                result in a breach, violation or termination of, or acceleration of obligations under, or default under (or an event which, with notice or lapse of time or both,

would constitute a default), or require the consent of any third party under, any Contract to which Parent or Merger Sub is a party, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Contemplated Transactions;

4.3.3.                result in a material violation of any Legal Requirement or Governmental Order to which Parent, Merger Sub or any of their respective Affiliates is subject; or

4.3.4.                result in a material breach or violation of the Organizational Documents of Parent or Merger Sub.

4.4.    Availability of Funds. As of the date hereof Parent has maintained, and at all times prior to the Closing Parent shall maintain, available funds or available undrawn committed financing in amounts sufficient to pay in cash all amounts payable pursuant to Article 2. At Closing, Parent will have immediately available funds in an amount sufficient to pay in cash all amounts payable pursuant to Article 2.

4.5.    Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any Contract made by or on behalf of Parent, Merger Sub or any of their respective Affiliates other than fees (if any) that will be paid by Parent, Merger Sub or their respective Affiliates and for which the Company, the Holders, the Holders’ Representative and each of their respective Affiliates will have no responsibility to pay.

5.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB.

The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

5.1.    Bring-Down of Representations and Warranties. The Company Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for such representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations and warranties of the Company in this Agreement (other than the Company Fundamental Representations) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for such representations and warranties that are made expressly at and as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect.

5.2.    Performance of Obligations. The Company shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Company prior to the Closing.

5.3.    No Material Adverse Effect. Since the date of this Agreement, no event or change shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.4.    Compliance Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 5.1, 5.2 and 5.3 has been satisfied.

5.5.    No Legal Restraint. No Action shall have been commenced by a Governmental Authority against Parent, Merger Sub or the Company that seeks to prevent the Closing. There shall be in effect no Legal Requirement or Governmental Order that has the effect of prohibiting the consummation of the Contemplated Transactions.

5.6.    HSR Clearance. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

5.7.    Delivery of Escrow Agreement. Parent shall have received a copy of the Escrow Agreement fully executed by the Holders’ Representative and the Escrow Agent.

5.8.    Resignations. The Company shall have delivered to Parent written resignations, effective as of the Closing Date, of the executive officers and directors of each Acquired Company.

5.9.    FIRPTA Certificate. OGH shall have delivered to Parent a statement, dated as of the Closing Date, prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2) and in a form reasonably acceptable to Parent, certifying OGH’s non-foreign status and its status as an entity other than an entity disregarded from its owner for U.S. federal income Tax purposes.

5.10.    Secretary’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (a) certificate of incorporation, (b) bylaws, (c) board resolutions approving the Merger and adopting this Agreement, and (d) stockholder resolutions approving the Merger and adopting this Agreement.

5.11.    Payoff Letters. Parent shall have received customary payoff letters (or, with respect to amounts due as compensation for services from attorneys, investment bankers and other advisors, final invoices), each in a form reasonably acceptable to Parent, executed by all Persons holding Refinancing Indebtedness or to which Seller Transaction Expenses (other than amounts payable as compensation to employees and related payroll taxes) have been or are to be paid (the “Payoff Letters”). If applicable, the Payoff Letters shall include an agreement to promptly file UCC-2 or UCC-3 termination statements from each Person holding a security interest in any assets of the Company upon receipt of the amounts owed to such Person set forth in such Person’s Payoff Letter.

5.12.    Insurance. The Company shall have obtained (effective as of the Effective Time) “tail” coverage or extended reporting endorsements for the Acquired Companies’ insurance policies or coverage parts thereto in accordance with the terms set forth on Schedule 5.12 (with all out-of-pocket costs and expenses associated therewith, including premium payments, to be paid by OGH). In addition, OGH or the Company shall have paid all premiums, fees, and other costs payable to the Insurer in connection with procuring the Policy to be effective upon the execution of this Agreement.

5.13.    Dissenters’ Rights. The number of Shares held by Persons who have, as of immediately prior to the Effective Time, validly exercised and not withdrawn statutory appraisal rights pursuant to Section 262 of the DGCL shall not exceed one percent (1%) of the Shares that are outstanding immediately prior to the Effective Time.

5.14.    Release of Affiliate Obligations. OGH and each of its Subsidiaries shall have executed and delivered a Mutual Release in substantially the form attached hereto as Exhibit E, dated and effective as of the Closing Date.

5.15.    Non-competition Agreements. Neither OGH nor Kevin Clark shall have rescinded or revoked the non-competition agreement executed by such Person in connection with the execution of this Agreement. No Person set forth on Schedule 5.15 shall have effectively rescinded or revoked the non-competition agreement executed by such Person in connection with the execution of this Agreement.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1.    Bring-Down of Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are not qualified by materiality (including “material” and “in all material respects” qualifiers) shall be true and correct in all material respects and (ii) that are qualified by materiality (including “material” and “in all material respects” qualifiers) shall be true and correct in all respects, in the case of each of (i) and (ii), at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in all material respects (in the case of (i) above) or in all respects (in the case of (ii) above), in each case, at and as of such date).

6.2.    Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Parent and Merger Sub, respectively, prior to the Closing.

6.3.    Compliance Certificate. Parent shall have delivered to the Company a certificate of Parent dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied.

6.4.    No Legal Restraint. No Action shall have been commenced by a Governmental Authority against Parent, Merger Sub or the Company that seeks to prevent the Closing. There shall be in effect no Legal Requirement or Governmental Order that has the effect of prohibiting the consummation of the Contemplated Transactions.

6.5.    HSR Clearance. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

6.6.    Delivery of Escrow Agreement. The Company shall have received a copy of the Escrow Agreement fully executed by Parent and the Escrow Agent.

7.	COVENANTS OF THE PARTIES.

7.1.    Access to Premises and Information. Upon reasonable notice from time to time given prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, the Company will permit Parent and its Representatives to have reasonable access during normal operating hours to the Contracts, Tax Returns, books and records of the Acquired Companies (the “Records”) and to the premises of any Acquired Company during normal business hours; provided, that Parent and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies. All information exchanged pursuant to this Section 7.1 shall be subject to that certain confidentiality agreement between Parent and the Company dated September 16, 2014 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 7.1, the Company may withhold any document (or portions thereof) or information (a) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Company after consultation with counsel, would reasonably be expected to risk a waiver of such privilege or (b) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith after consultation with counsel, would reasonably be expected to conflict with applicable Legal Requirements or Governmental Orders.

7.2.    Conduct of Business Prior to Closing. Prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, except as otherwise expressly permitted or required by this Agreement, as otherwise consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 7.2, the Company shall, and shall cause the other Acquired Companies to, conduct their business in all material respects in the ordinary course of business, consistent with past practices and use their commercially reasonable efforts to (i) preserve intact the Acquired Company’s current business organization, (ii) keep available the services of current officers, employees and agents of the Acquired Companies and (iii) maintain in good state relations and good will with customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with the Acquired Companies. Without limiting the generality of the foregoing, prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, without the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed), and except as otherwise contemplated by this Agreement or as set forth on Schedule 7.2, the Company shall not, and shall not cause or permit any other Acquired Company to:

7.2.1.        increase the compensation (including bonuses) payable on or after the date hereof to any director or officer of such Acquired Company except for increases provided for in any Contracts or plans in effect on the date hereof or in the ordinary course of business consistent with past practices;

7.2.2.        adopt or amend any Employee Plan that increases the benefits to any employee, officer or director of an Acquired Company other than in the ordinary course of business or as may be required by applicable law;

7.2.3.        enter into any collective bargaining agreement;

7.2.4.        issue, sell or otherwise dispose of any capital stock or other Equity Interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise of other securities) any of its capital stock or other Equity Interests (other than any issuance of Shares upon exercise of any Option in effect on the date hereof and in accordance with the terms thereof);

7.2.5.        incur, assume or guarantee any Indebtedness, other than under credit facilities in existence on the date hereof in the ordinary course of business and other than any accrual of interest under any notes in existence on the date hereof, it being understood that any Indebtedness incurred under this Section 7.2.5 shall constitute Refinancing Indebtedness;

7.2.6.        voluntarily subject any of the material properties or assets of the Acquired Companies to any Encumbrances (other than Permitted Encumbrances);

7.2.7.        make any changes in its methods of accounting or accounting practices or policies (including with respect to reserves) other than those required by GAAP;

7.2.8.        enter into any commitment for capital expenditures (including entering into any capital lease) in excess of $250,000 in the aggregate;

7.2.9.        declare, set aside or pay any dividend or make any other distribution to any Stockholder other than the payment of cash dividends;

7.2.10.        amend its Organizational Documents or effect any stock split, stock combination, stock dividend or similar action;

7.2.11.        acquire, sell, lease, license or otherwise dispose of any business or material investment or any material assets, except in the ordinary course of business consistent with past practice or as are required under Contracts in effect on the date hereof;

7.2.12.        merge, combine or consolidate with any Person;

7.2.13.        make, change or revoke any material Tax election or Tax accounting method; file any income or other material Tax Return; file any material amendment to any material Tax Return; request, or enter into, any ruling, settlement or other compromise with any Taxing Authority; or agree to the extension of the period of time within which any Tax may be assessed; provided, however, in the case of any income or other material Tax Return timely provided to Parent for its review and consent, the Company may (or may cause an Acquired Company, as applicable, to) file any income or other material Tax Return without Parent’s consent if such consent has been unreasonably delayed and if necessary to file any such Tax Return by its due date after taking advantage of any automatic extensions;

7.2.14.        enter into any settlement or compromise of any Action if such settlement or compromise would involve the payment by an Acquired Company of more than $100,000 or the imposition of any material non-monetary restrictions upon any Acquired Company;

7.2.15.        adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

7.2.16.        pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any officer, director or Affiliate of any Acquired Company, except for in the ordinary course of business and consistent with past practice;

7.2.17.        grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge materially affecting any Leased Real Property or any part thereof; commit any waste or nuisance on any Leased Real Property; or make any material changes in the construction or condition of any Leased Real Property;

7.2.18.        terminate or allow to be terminated any insurance policy in effect as of the date hereof, or fail to maintain, with financially responsible insurance companies, insurance on tangible assets of any Acquired Company and on the Business in such amounts and against such risks and losses as are consistent with past practice;

7.2.19.        enter into any Contract that if entered into prior to the date hereof would be a Material Company Contract or Customer Contracts or otherwise amend or modify any Material Company Contract or Permit that is material to the Business or waive any material term or condition thereof or grant any consents thereunder;

7.2.20.         make any material change to any of the cash management practices of the Business, including but not limited to, discontinue the payment of its accounts payable that are payable in the ordinary course of business or materially deviate from or materially alter any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

7.2.21.        agree or commit to do any of the things referred to elsewhere in Section 7.2.1 through 7.2.20 above.

7.3.	Confidentiality.

7.3.1.        Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate; provided, however, that the Confidentiality Agreement shall continue to bind Parent regarding the Evaluation Material (as defined in the Confidentiality Agreement) following the Closing.

7.3.2.        Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Parent and the Holders’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Parent may issue a press release or make a public announcement or filing with the Securities and Exchange Commission without the approval of the Holders’ Representative to the extent necessary for Parent or its Affiliates to comply with applicable securities laws or NYSE rules. Parent shall provide a copy to the Holders’ Representative of any such press release or announcement that is to be issued or made prior to the Closing in advance of its release such as to provide the Holders’ Representative a reasonable opportunity to review and comment on such press release or announcement, and Parent shall consider any such comments by the Holders’ Representative in good faith.

7.4.    Preparation for Closing. Subject to the terms and conditions hereof, each of the Company and Parent agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:

7.4.1.        Antitrust Matters. Each of the Company and Parent agrees to file all appropriate notifications and filings pursuant to the HSR Act or any applicable foreign antitrust and competition laws with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within ten (10) Business Days after the date hereof and shall use their commercially reasonable efforts to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act or any applicable foreign antitrust and competition laws. Parent shall pay the filing fees associated with the HSR filings. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or foreign antitrust Governmental Authority in connection with the Contemplated Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such antitrust Governmental Authority, gives the other party the opportunity to attend and participate. To the extent permitted by applicable law and subject to all applicable privileges, including the attorney-client privilege, the Company and Parent will supply each other with copies of all correspondence, filings or communications with antitrust Governmental Authorities, with respect to the

Contemplated Transactions; provided, that to the extent any of the documents or information are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client (although such antitrust counsel may use such documents and information in advocating on behalf of its client with any antitrust Governmental Authority). Notwithstanding the foregoing or anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, it is expressly understood and agreed that Parent shall not be required to agree to any sale, divestiture or disposition by Purchaser or any of its Affiliates, of any shares of capital stock, membership interests or any other equity interests or of any business, assets, or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties, stock, membership interests, or other equity interests.

7.4.2.        Certain Filings, Etc. Each of Parent and the Company shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Material Company Contracts, in connection with the consummation of the Contemplated Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate any Acquired Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Material Company Contract; provided, further, that the obtaining of any such consents, approvals or waivers shall not be deemed to be conditions to the obligations of the parties to consummate the Contemplated Transactions.

7.5.    Business Records. Parent acknowledges that the Holders’ Representative or the Holders may from time to time from and after the Closing require access to the Records for purposes involving any Action (other than an Action between Holders’ Representative or any Holder, on the one hand, and Parent or any of its Affiliates, on the other hand) or any other legitimate business purpose, and agrees that upon reasonable prior notice, it will, and will ensure that the Acquired Companies will, during normal business hours, provide the Holders’ Representative, the Holders and each of their respective Affiliates and their respective Representatives with either access to or copies of the Records for such purposes; provided that Parent may withhold any document (or portions thereof) or information that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by Parent after consultation with counsel, would reasonably be expected to risk a waiver of such privilege. The Holders’ Representative or such Holder, as applicable shall reimburse Parent for out-of-pocket costs and expenses incurred by Parent in connection with providing the Holders’ Representative or the Holders with access to the Records as provided herein. Parent and the Acquired Companies shall retain all such Records in accordance with Parent’s existing records retention policy.

7.6.    Directors and Officers Indemnification and Insurance.

7.6.1.        To the maximum extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring in connection with or prior to the Closing now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a director or officer of any Acquired Company (“D&O Indemnified Persons”), including as provided in the Organizational Documents of any Acquired Company, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, notwithstanding any amendment, repeal or modification of such Organization Documents by Parent except as required by Legal Requirements. Notwithstanding anything to the contrary contained in this Section 7.6.1, none of the D&O Indemnified Persons shall be entitled to make a claim for indemnification or contribution against any Acquired Company after the Closing by reason of the fact that such D&O Indemnified Person was an officer or director of one of the Acquired Companies or was serving as such for another Person at the request of one of the Acquired Companies (whether such claim is made pursuant to any Legal Requirement, any Organizational Document, any Contract or otherwise) with respect to any indemnification claim brought by a Parent Indemnified Person under this Agreement.

7.6.2.        If Parent or any of the Acquired Companies (or any of their respective successors or assigns) transfers all or substantially all of its Equity Interests, properties or assets to any Person, through any single transaction or combination of transactions of any kind, then, and in each such case, Parent will cause proper provision to be made so that such Person fully assumes the obligations set forth in this Section 7.6.2, it being understood and agreed that Parent shall remain fully responsible with respect to its obligations under this Section 7.6.2 notwithstanding any such transfer.

7.6.3.        This Section 7.6.3 shall be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, and in each case, their respective successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

7.7.    Attorney-Client Privilege. Parent, on behalf of its itself and its Affiliates (including the Acquired Companies following the Closing) (Parent and all such other Persons, “Parent Related Parties”), hereby waives any claim that Ropes & Gray LLP (“Prior Company Counsel”) in connection with this Agreement or its subject matter or the Contemplated Transactions has a conflict of interest or is otherwise prohibited from representing any Holder, the Holders’ Representative or any of their respective officers, directors, members, managers or Affiliates (“Seller Related Parties”) in any dispute with any Parent Related Parties or any other matter involving this Agreement or its subject matter or the Contemplated Transactions, in each case, after the Closing Date, even though the interests of one or more of the Seller Related Parties in such dispute or other matter may be directly adverse to the interests of one or more Parent Related Parties and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter. Parent, on behalf of the Parent Related Parties, hereby covenants and agrees, that, as to all communications between Prior Company Counsel, on the one hand, and any Seller Related Parties or any Acquired Company (with respect to the Acquired Companies, solely prior to the

Closing), on the other hand, that relate to this Agreement or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the Holders’ Representative or applicable Holder, and shall not pass to or be claimed by any Parent Related Parties. This Section 7.7 shall survive the Closing and shall remain in effect following the Closing. Without limitation of the foregoing, no Parent Related Parties may use or rely on any communications protected by attorney-client privilege described in the second sentence of this Section 7.7 in any claim, dispute, action, suit or proceeding against or involving any of the Seller Related Parties. Notwithstanding the foregoing, if after the Closing a dispute arises between Parent or the Acquired Companies, on the one hand, and a third party other than (and unaffiliated with) the Holders, on the other hand, then the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, however, that neither Parent nor any Acquired Company may waive such privilege without the prior written consent of the Holders’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 7.7 is for the benefit of the Seller Related Parties and Prior Company Counsel, and the Seller Related Parties and Prior Company Counsel are express third party beneficiaries of this Section 7.7. This Section 7.7 shall be irrevocable, and no term of this Section 7.7 may be amended, waived or modified, without the prior written consent of each of the Holders and Prior Company Counsel affected thereby.

7.8.    Transfer Taxes. The Holders and Parent shall each be responsible for fifty percent (50%) of all Transfer Taxes in connection with the Contemplated Transactions. The Holders, the Holders’ Representative and Parent shall cooperate in the preparation and filing of any Tax Returns with respect to such Transfer Taxes.

7.9.    Tax Matters.

(a)      Following the Closing, Parent shall prepare, or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns that are required to be filed for the Acquired Companies that include any Pre-Closing Tax Period and that are due after the Closing Date. Unless otherwise required by Legal Requirements, any such Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing Tax Returns for the Acquired Companies. If any such Tax Returns reflect an amount of Taxes for which Parent reasonably would expect to be indemnified hereunder, (i) before filing any such Tax Return, Parent shall provide Holders’ Representative with a copy of such Tax Return at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof), (ii) Parent consider any proposed revisions thereto of the Holders’ Representative in good faith and (iii) if such Tax Return is for a taxable period that ends on or before the Closing Date, Parent shall not file such Tax Return without the consent of the Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any deductible transaction expenses, including any investment banking or other professional service fees and expenses, paid by or on behalf of the Company or any of its Subsidiaries on or before the Closing Date shall be claimed by the Company for all income Tax purposes as a deduction for the relevant taxable year ending on or before the Closing Date unless otherwise required by an applicable Legal Requirement. Notwithstanding anything to the contrary in this

Agreement (including Article 9), the Holders and the Holders’ Representative shall have no Liability under this Agreement (including via the Escrow Agreement) with respect to (and Parent shall pay or cause to be paid) (x) any Taxes that were taken into account in the calculation of Net Working Capital, (y) Taxes incurred as a result of actions outside the ordinary course of business taken at the direction of Parent after the Effective Time on the Closing Date or (z) Taxes that are incurred with respect to any period that is not a Pre-Closing Tax Period, unless such Taxes are (1) attributable to any breach of any representation made in Section 3.8.2 (but only to the extent such Taxes are described in clause (e) of the definition of Indemnified Taxes or clause (b) of the definition of Seller Transaction Expenses (to the extent not already taken into account as a Seller Transaction Expense hereunder)), Section 3.8.11, Section 3.8.14 or Section 3.8.15 or the breach of the covenant made in Section 7.8 or (2) ancillary to indemnifiable Losses in connection with the breach of any representation by the Company that is not a Tax representation contained in Section 3.8 (other than the representations set forth in the preceding clause (1)), in each case subject to the terms of Article 9 (e.g., if there are indemnifiable Losses under this Agreement for back wages as a result of the Company’s breach of a representation contained in Section 3.19.1, such indemnifiable Losses shall extend to any employer payroll Taxes payable as a result of the payment of such back wages after the Closing Date, subject to the terms of Article 9).

(b)      Following the Closing, unless as a result of the discovery of continued errors with respect to the matters described in Section 3.8.17 or in connection with the matters described in Section 7.9(d), neither Parent nor any Acquired Company shall amend any Tax Return that includes any Pre-Closing Tax Period, which amendment reasonably would be expected to result in the indemnification of Parent for Taxes hereunder, without the prior written consent of the Holders’ Representative (which will not be unreasonably withheld, conditioned or delayed).

(c)      Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of, or credits against, Taxes of, or with respect to, the Acquired Companies for any Pre-Closing Tax Period that were not taken into account as a current asset in calculating Net Working Capital and which Taxes were paid prior to the Closing or for which the Holders bore the economic incidence (including via the Escrow Agreement or otherwise pursuant to Section 9.2 hereof) hereunder will be for the benefit of the Holders, and Parent or the Company will forward the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable), net of any expenses (including Taxes) incurred by Parent, the Company or any Acquired Company in seeking or securing such refund or amount credited against Tax, together with any interest thereon, by wire transfer of immediately available funds to (i) the Stockholders in accordance with their respective Pro Rata Shares and (ii) to the Surviving Corporation to be distributed to the Option Holders in accordance with their respective Pro Rata Shares in the next payroll period thereafter, in each case, within ten (10) days of receipt; provided, however, that such refunds or amounts credited against Tax shall not include any refunds or amounts credited attributable to the carryback of any credit, net operating loss, capital loss deduction or other similar Tax attribute arising in a Post-Closing Tax Period that does not reduce the amount of refund that would otherwise be for the benefit of the Holders. Notwithstanding the foregoing, if any refund or credit giving rise to any payment to the Holders pursuant to this Section 7.9(c) is subsequently disallowed or reduced, the Holders shall indemnify and hold harmless the Parent, the Company and the Acquired Companies for and against any Tax, or other cost to them, that is attributable to such reduction or disallowance; provided that the exposure of the Holders under this sentence shall be limited to the amount of such refund or credit. Parent shall, if the Holders’ Representative reasonably requests and at the expense of the Holders’ Representative, cause the relevant entity to file for and obtain any refunds or credits to which the Holders would be entitled under this Section 7.9(c); provided, however, Parent shall not be so obligated to file for and obtain any such refunds or credits if doing so reasonably would be expected to result in any increase the Tax liabilities, or any reduction in the Tax attributes, of Parent or its Affiliates for any Post-Closing Tax Period. Notwithstanding any provision herein to the contrary, Parent’s obligations under this Section 7.9(c) shall survive only until the date on which the Parent Indemnified Persons shall no longer be entitled to indemnification for any Taxes under either Section 9.2.1(a)(i) or Section 9.2.1(b)(ii).

(d)      Following the Closing, Parent shall have the right to cause Medefis, Inc. to contact the Taxing Authority of any state listed on Schedule 7.9(d) with respect to which Parent in good faith believes that Medefis, Inc. had an obligation to file a sales Tax Return or pay sales Taxes for any Pre-Closing Tax Period that is not closed and is still subject to assessment, but with respect to which Medefis, Inc. has not filed a sales Tax Return or has not paid (or has underreported) sales Taxes for such period. Any such contact shall be for the purpose of determining whether Medefis, Inc. should voluntarily disclose information regarding its sales activities with respect to such jurisdiction with a view toward entering into a sales Tax voluntary disclosure agreement with such jurisdiction regarding the payment of sales Taxes, and Parent shall make such determination in its reasonable good faith discretion. Parent will control the process of voluntarily providing information to the relevant jurisdictions of the sales activities of Medefis, Inc., but the Holders’ Representative may at any time elect to participate in any such process at its own expense.

(e)      Parent, the Company and the Holders’ Representative will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Acquired Companies. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Parent and Holders’ Representative will retain, or cause the Company to retain, all Tax Returns, schedules and work papers, records and other documents in its respective possession relating to Tax matters of the Acquired Companies for all Pre-Closing Tax Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.9(e) will be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(f)      No election under Section 338(g) of the Code, or any similar provision of state, local or foreign law, may be made with respect to the Contemplated Transactions.

(g)      Parent shall promptly notify the Holders’ Representative in writing of the commencement of any audit or examination of any Tax Return of any Acquired Company for any Pre-Closing Tax Period (a “Tax Examination”). Parent shall keep the Holders’ Representative reasonably informed of the status and progress of such Tax Examination and the Holders’ Representative will have the opportunity to participate in such Tax Examination at its expense. In addition, Parent shall promptly notify the Holders’ Representative in writing of the commencement of any proposed change or adjustment, claim, dispute, arbitration or litigation related to a Pre-Closing Tax Period (including as a result of a Tax Examination) that, if sustained, would reasonably be expected to give rise to a claim for indemnification by Parent in respect of Taxes under this Agreement (a “Tax Claim”). Such notice of a Tax Claim shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. If Holders’ Representative acknowledges in writing the responsibility of the Holders for any Taxes that may result from a Tax Claim, the Holders’ Representative shall have the right to control any Tax Claims related solely to taxable periods ending on or prior to the Closing Date; provided, however, that the Holders’ Representative shall inform Parent of the status and progress of such Tax Claim and that Parent will have the opportunity to participate in such Tax Claim at its expense. The Holders’ Representative may not settle any such Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that Holders’ Representative does not exercise its right to control any such Tax Claim, and with respect to any Tax Claim that does not relate solely to a taxable period ending on or prior to the Closing Date, Parent shall control such Tax Claim; provided, however, that Parent shall inform the Holders’ Representative of the status and progress of such Tax Claim and the Holders’ Representative will have the opportunity to participate in such Tax Claim at its expense. Parent shall not settle any such Tax Claim (either at the audit or examination stage or thereafter) without first obtaining the Holders’ Representative’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(h)      Unless otherwise required by an applicable Legal Requirement, the parties agree to treat the agreements or actions contemplated by Section 5.14 as not resulting in the recognition of any taxable income by any Acquired Company for all income Tax purposes.

7.10.    Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 8, the Company shall not (and the Company shall not cause any of its Representatives to) solicit, initiate, encourage or respond to the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of all or substantially all of the equity interests or assets of the Company (whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) or participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in any effort or attempt by any Person to do or seek any of the foregoing.

7.11.    Further Assurances. Each of the Holders’ Representative and Parent, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Contemplated Transactions.

7.12.    Resignations. Each Acquired Company shall use commercially reasonable efforts to deliver to Parent prior to the Closing written resignations, effective as of the Closing Date, of the officers and directors of such Acquired Company; provided, that the resignations of employees of the Acquired Companies shall be in customary form and may provide that they do not constitute a resignation of such person’s employment with any Acquired Company, including for purposes of any employment agreement or Company Plan.

7.13.    Spreadsheet. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”), which Spreadsheet shall include as of the Closing:

(a)      with respect to each Stockholder, (i) such Person’s address as reflected in the Company’s books and records, and, to the extent available, e-mail address, (ii) the number of Shares held by such Person, (iii) the respective certificate number(s) representing such Shares and (iv) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Shares based on the Estimated Closing Statement; and

(b)      with respect to each holder of Options, (i) such Person’s address as reflected in the Company’s books and records and, to the extent available, e-mail address, (ii) the number of Shares underlying all Options held by such Person, specifying whether such Options are In-the-Money Options or Out-of-the-Money Options and (iii) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Options (excluding any amounts required under applicable Law to be withheld) based on the Estimated Closing Statement.

8.	TERMINATION.

8.1.    Termination. The parties may not terminate this Agreement other than as follows:

8.1.1.                     This Agreement may be terminated at any time prior to the Closing by written consent of Parent and the Company.

8.1.2.                     Parent may terminate this Agreement by delivering written notice to the Company at any time prior to the Closing in the event (a) the Company is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 5.1 or 5.2, (b) Parent has notified the Company of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of twenty (20) days after delivery of such notice of breach; provided, however, that

Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 if Parent or Merger Sub is then in material breach of this Agreement.

8.1.3.                     The Company may terminate this Agreement by delivering written notice to Parent at any time prior to the Closing in the event (a) Parent or Merger Sub is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 6.1 or 6.2, (b) the Company has notified Parent of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of twenty (20) days after delivery of such notice of breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1.3 if the Company is then in material breach of this Agreement.

8.1.4.                      Parent, on the one hand, or the Company, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after January 31, 2015 (the “Drop Dead Date”) if the Closing shall not have occurred by such initial Drop Dead Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1.4 if Parent or Merger Sub is then in material breach of this Agreement, and the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1.4 if the Company is then in material breach of this Agreement; provided, further, that if, on the initial Drop Dead Date (or any subsequent extended Drop Dead Date), the conditions to Closing set forth in any of Sections 5.5, 5.6, 6.4 or 6.5 (but for purposes of Sections 5.5 and 6.4, only if such injunction, restraint or prohibition is attributable to an Antitrust Law) shall have not been fulfilled, but all other conditions to Closing have been or shall be capable of being fulfilled (assuming the Closing were to occur on such Drop Dead Date), then, at the option of either the Company or Parent, the Drop Dead Date may be extended from time to time, in each case, to a later date that is not later than February 28, 2015.

8.1.5.                     Either Parent, on the one hand, or the Company, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues a judgment, order, decree or other ruling permanently enjoining, or otherwise prohibiting the Contemplated Transactions and such judgment, order, decree or other ruling shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 8.1.5 has fully complied with its obligations under Section 7.4.

8.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties hereunder shall terminate without any Liability of any party or other Person; provided, that (a) the rights and obligations of the parties under Article 1 (Definitions), Section 7.3 (Confidentiality), this Section 8.2 (Effect of Termination) and Article 9.1 (Miscellaneous) will survive termination of this Agreement and (b) nothing herein will relieve any party to this Agreement from liability for fraud or any material and intentional breach of any covenant contained herein occurring prior to termination.

9.	INDEMNIFICATION.

9.1.    Survival. All (a) representations and warranties contained in this Agreement (other than Fundamental Representations) or in any certificate delivered at the Closing pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on March 31, 2016 (the “First Survival End Date”) and (b) Fundamental Representations (including the certificate delivered by the Company pursuant to Section 5.4 solely with respect to Company Fundamental Representations) shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the date that is thirty-six (36) months following the Closing Date (the “Second Survival End Date”); provided, however, if written notice of an indemnification claim shall have been delivered in compliance with this Agreement (including the requirements of Section 9.2.6(a) and Section 9.2.6(b), as applicable) before the First Survival End Date or the Second Survival End Date, as applicable, with respect to any breach of any such representation or warranty, such representation or warranty shall survive (and any applicable statute of limitations shall be tolled and any defense based thereon is hereby waived by the Holders or Parent, as applicable, solely as it relates to such claim), but solely with respect to the matter that is the subject of such indemnification claim notice, until such matter is finally resolved. All claims based upon breaches of covenants and agreements contained herein that contemplate performance in full at or prior to the Closing (the “Pre-Closing Covenants”) shall survive the Closing for a period beginning on the Closing Date and ending on the First Survival End Date (and all claims in respect of any such breach must be brought under Sections 9.2.1(a)(ii) or 9.2.3(b)(i), if at all, on or prior to the First Survival End Date). All covenants and agreements contained herein that contemplate performance after the Closing (the “Post-Closing Covenants”) shall survive the Closing in accordance with their terms (and all claims in respect thereof must be brought prior to the expiration of the applicable statute of limitations). All claims under Section 9.2.1(a)(iii), Section 9.2.1(a)(iv), Section 9.2.1(a)(v) and Section 9.2.2(b) must be brought prior to the First Survival End Date. All claims under Section 9.2.1(b) must be brought prior to the Second Survival End Date.

9.2.    Indemnification.

9.2.1.                     Indemnification from Indemnity Escrow Account and Tax Indemnity Escrow Account. Subject to the limitations and procedures set forth in this Article 9, from and after the Closing, Parent and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Parent Indemnified Persons”) shall be indemnified and held harmless through the payment of funds:

(a)      from the Indemnity Escrow Account (but only if and to the extent that there is cash available in the Indemnity Escrow Account to pay for such Losses), from, against and in respect of any and all Losses actually incurred or suffered by such Parent Indemnified Persons as a result of:

(i)	any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement or the certificate delivered by the Company pursuant to Section 5.4; or

(ii)

any breach or violation of any Pre-Closing Covenant by the Company or the Holders’ Representative (in its capacity as such) or any post-Closing covenant or agreement to be performed by the Holders’ Representative (in its capacity as such), in each case, pursuant to this Agreement; or

(iii)

(1) any amounts in excess of the Per Share Merger Consideration required to be paid to Holders of Dissenting Shares in respect of their Shares, including any interest required to be paid thereon, (2) any Action commenced by a Holder relating to this Agreement and the Contemplated Transactions or (3) any inaccuracy in the Spreadsheet; or

(iv)	any VDA Process Losses (to the extent no further amounts remain in the Tax Indemnity Escrow Account); or

(v)	any Classification Losses; and

(b)        from the Tax Indemnity Escrow Account (but only if and to the extent that there is cash available in the Tax Indemnity Escrow Account to provide such indemnification):

(i)

any Losses associated with any sales Taxes required to be paid by any Acquired Company for any Pre-Closing Tax Period as a result of the voluntary disclosure process described in Section 7.9(d) and for any reasonable costs and expenses incurred by Parent in connection with, or arising from, the exercise by Parent of its rights under Section 7.9(d) (“VDA Process Losses”); and

(ii)

at the election of Parent, from, against and in respect of any and all Losses actually incurred or suffered by such Parent Indemnified Persons as a result of any breach of, or inaccuracy in, any representation or warranty made by the Company in Section 3.8 of this Agreement.

9.2.2.                     Indemnification by the Holders. Subject to the limitations and procedures set forth in this Article 9, from and after the Closing, each of the Holders shall severally (in accordance with its Pro Rata Share), and not jointly, indemnify and hold harmless each of the Parent Indemnified Persons from, against and in respect of any and all:

(a)      Losses imposed upon, suffered or incurred by such Parent Indemnified Persons as a result of or relating to any breach of, or inaccuracy in, any Company Fundamental Representation made by the Company in this Agreement (or in the certificate delivered by the Company pursuant to Section 5.4 with respect to any Company Fundamental Representation); and

(b)      Classification Losses.

9.2.3.                     Indemnification by Parent. Subject to the limitations set forth in this Article 9, from and after the Closing, Parent shall indemnify and hold harmless the Holders and each of their respective Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Seller Indemnified Persons”), from, against and in respect of any and all Losses, actually incurred or suffered by such Seller Indemnified Persons as a result of:

(a)      any breach of, or inaccuracy in, any representation or warranty made by Parent or Merger Sub in this Agreement; or

(b)      any breach or violation of (i) any Pre-Closing Covenant of Parent or Merger Sub or (ii) any post-Closing covenant or agreement to be performed by Parent or the Surviving Corporation, in each case, pursuant to this Agreement.

9.2.4.                     Limitations and Clarifications on Liability.

(a)      Except with respect to claims arising from a breach of any Fundamental Representation or claims made pursuant to Section 9.2.1(b), neither the Parent Indemnified Persons (in respect of Section 9.2.1) nor the Seller Indemnified Persons (in respect of Section 9.2.3) shall be entitled to assert any claim for indemnification hereunder until such time as the aggregate of all Losses that such Parent Indemnified Persons or such Seller Indemnified Persons may have under said Section exceed $600,000 (the “Basket”), in which event the Parent Indemnified Persons or Seller Indemnified Persons, as applicable, shall be entitled to assert a claim for indemnification for all such Losses.

(b)      The aggregate liability for indemnification claims brought by Parent Indemnified Persons under Section 9.2.2(b) shall not exceed $618,750.

(c)      The aggregate liability for indemnification claims brought by the Parent Indemnified Persons under (1) Section 9.2.1(a) shall not exceed an amount equal to the Indemnity Escrow Amount and shall be payable only from the Indemnity Escrow Account (other than with respect to indemnification claims that may also be made against the Tax Indemnity Escrow Account under Section 9.2.1(b) or directly against the Holders under Section 9.2.2(a)), (2) Section 9.2.1(b) shall not exceed an amount equal to the Indemnity Escrow Amount and Tax Indemnity Escrow Amount and shall be payable only from the Indemnity

Escrow Amount and Tax Indemnity Escrow Account (other than with respect to indemnification claims under Section 9.2.1(b)(ii) that may also be made directly against the Holders under Section 9.2.2(a)) and (3) this Article 9 shall not exceed an amount equal to the Base Purchase Price. Except with respect to claims pursuant to Section 9.2.3 with respect to Parent Fundamental Representations, the aggregate liability for indemnification claims under Section 9.2.3 shall be limited to an amount equal to the Escrow Amount and shall be paid directly by Parent to the applicable Seller Indemnified Person with respect to such Loss. Notwithstanding anything to the contrary set forth in this Article 9, the maximum aggregate liability of any individual Holder pursuant to this Article 9 (for the avoidance of doubt, including such Holder’s Pro Rata Share of the amounts in the Escrow Account) shall in no event exceed such Holder’s Pro Rata Share of the Base Purchase Price.

(d)      The amount of Losses for which indemnification is available under this Article 9 shall be calculated net of any amounts actually recovered by an Indemnified Person under insurance policies or otherwise from third parties with respect to such Losses, net of any reasonable out-of-pocket costs or expenses, including reasonable attorneys’ fees, incurred by such Indemnified Person in obtaining any such payment. With respect to any Losses for which indemnification is available under this Article 9, the applicable Indemnified Person shall in good faith use all commercially reasonable efforts to mitigate such Losses, including pursuing recovery of such Losses from third parties including insurers. In addition, the amount of Losses for which indemnification is available under this Article 9 shall be (i) in the case of claims under Section 9.2.1 or Section 9.2.2, calculated net of all amounts reflected in the Closing Debt Amount, the Seller Transaction Expenses or the Net Working Capital, as applicable, and (ii) in the case of any claims under Section 9.2.1, Section 9.2.2 or 9.2.3, reduced to take account of any Net Tax Benefit arising from the incurrence or payment of any such Loss. For the avoidance of doubt, this Section 9.2.4(d) shall not apply with respect to claims against the Insurer under the Policy.

(e)      Notwithstanding anything to the contrary contained herein, for purposes of determining whether a breach or inaccuracy of a representation or warranty in this Agreement has occurred and in calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder with respect to a breach or inaccuracy of a representation or warranty in this Agreement, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality qualifier or qualification (including “material,” “all material respects,” and “Material Adverse Effect”) contained in such representation or warranty (as if such qualifier or qualification was deleted from such representation and warranty).

(f)      All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions for the periods set forth herein, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of any Parent Indemnified Person or the acceptance by Parent of any certificate or opinion.

(g)      No party will in any event be liable under this Article 9, and no claim for indemnification may in any event be asserted under this Article 9, for (i) any indirect, incidental or other consequential damages that in each case are not reasonably foreseeable, (ii) any punitive or special damages or (iii) any loss of, or based on any multiple of, profits or earnings, any diminution in value; provided, that an Indemnified Person may assert a claim for indemnification under this Article 9 for any Losses referred to in clauses (i), (ii) and (iii) if such Indemnified Person is required by a Governmental Order to pay such damages to a third party. For purposes of clarity, the parties acknowledge and agree that incidental damages incurred by an Indemnified Person in dispensing with its obligation to utilize commercially reasonable good faith efforts to mitigate Losses as set forth in Section 9.2.4(d) are reasonably foreseeable.

(h)      Notwithstanding anything to the contrary contained herein, no Parent Indemnified Person shall have any right to indemnification hereunder from and against any Losses or Taxes of any Person that are due to the unavailability in any Post-Closing Tax Period of any net operating loss carryforwards, capital loss carryforwards, credit carryforwards or other similar Tax assets or attributes that arose in a Pre-Closing Tax Period.

9.2.5.                     Sources of Recovery. Subject in all cases to the other limitations and procedures contained in this Article 9, this Section 9.2.5 shall govern and control the order of recovery with respect to indemnification pursuant to this Article 9 and claims to be made by the Parent Indemnified Persons under the Policy:

(a)      subject to the Basket, if applicable, Losses subject to indemnification under Section 9.2.1(a) and/or Section 9.2.2 shall be (i) initially satisfied by means of claims against the Indemnity Escrow Account (to the extent cash is available therein to satisfy such claims), (ii) thereafter, solely with respect to Losses subject to indemnification under Section 9.2.2(a), following exhaustion of the Indemnity Escrow Amount and only to the extent of any remaining retention under the Policy, paid directly by the Holders in accordance with their Pro Rata Shares, such payments by the Holders pursuant to this Section 9.2.5(a)(ii) (together with any payments by the Holders pursuant to Section 9.2.5(c)(ii)) not to exceed $825,000 in the aggregate, (iii) thereafter, solely with respect to Losses subject to indemnification under Section 9.2.2(b), following exhaustion of the Indemnity Escrow Amount, paid directly by the Holders in accordance with their Pro Rata Shares, (iv) thereafter, satisfied by means of claims against the Insurer under the Policy, to the extent of available coverage and (v) solely with respect to Losses subject to indemnification under Section 9.2.2(a), following the exhaustion of the Indemnity Escrow Amount and all available coverage under the Policy, paid directly by the Holders in accordance with their Pro Rata Shares;

(b)      Losses subject to indemnification under Section 9.2.1(b)(i) shall be (i) initially satisfied by means of claims against the Tax Indemnity Escrow Account (to the extent cash is available therein to satisfy such claims) and (ii) thereafter, satisfied by means of claims against the Indemnity Escrow (to the extent cash is available therein to satisfy such claims); and

(c)      Losses subject to indemnification under Section 9.2.1(b)(ii) shall be (i) initially, at the election of Parent, satisfied by means of claims against the Tax Indemnity Escrow Account (to the extent cash is available therein to satisfy such claims) or the Indemnity Escrow Account (to the extent cash is available therein to satisfy such claims), (ii) thereafter, following exhaustion of the Tax Indemnity Escrow Amount and the Indemnity Escrow Amount and only to the extent of any remaining retention under the Policy, paid directly by the Holders in accordance with their Pro Rata Shares, such payments by the Holders pursuant to this Section 9.2.5(c)(ii) (together with any payments by the Holders pursuant to Section 9.2.5(a)(ii)) not to exceed $825,000 in the aggregate, (iii) thereafter, satisfied by means of claims against the Insurer under the Policy, to the extent of available coverage, and (iv) following the exhaustion of both the Tax Indemnity Escrow Amount and the Indemnity Escrow Amount, paid directly by the Holders in accordance with their Pro Rata Shares.

With respect to any Losses for which the Policy provides for coverage, the Parent Indemnified Persons shall in good faith use all commercially reasonable efforts to pursue recovery of such Losses under the Policy. Parent shall not consent to or permit, without the prior written consent of the Holders’ Representative, any modification of the Policy that would reasonably be expected to reduce the amount of coverage available thereunder or otherwise be adverse to the Holders.

9.2.6.                 Claims Procedures.

(a)      Third Party Claims. If any third party (i.e., any Person who is not a party to this Agreement or an Affiliate thereof) notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder against an Indemnifying Party, then such Indemnified Person will promptly (and, in any event, within twenty (20) days) give written notice thereof to the Indemnifying Party, said notice to describe in reasonable detail all facts and circumstances then known or reasonably available to such Indemnified Person with respect to such Third Party Claim and the claimed items and amounts of Losses with respect thereto, as well as all provisions of this Agreement that are the bases for the indemnification claim with respect to such Third Party Claim; provided, however, that, subject to Section 9.1, no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 9, except to the extent such delay actually prejudices the Indemnifying Party. The Indemnified Person shall be entitled to control the defense (including any compromise or settlement) of any Third Party Claim; provided, however, that (x) the Indemnifying Party shall be entitled to participate, at its own cost and expense, in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to this Section 9.2.6(a), and (y) no Holder will be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without the prior written consent of the Holders’ Representative (which consent will not be unreasonably withheld, conditioned or delayed) if such compromise or settlement would require a payment by any Holder under Section 9.2.2.

(b)      Other Claims. In the event that any party to this Agreement proposes to make any claim for indemnification pursuant to this Article 9 and such claim does not involve a Third Party Claim, the Indemnified Person making the claim shall deliver on or prior to the date upon which the applicable representations, warranties, covenants or agreements expire pursuant to the terms of this Agreement, in addition to an indemnification claim notice, a certificate signed by the Indemnified Person or an officer of the Indemnified Person (the “Claim Certificate”) to the Indemnifying Party, which Claim Certificate shall to the extent practicable: (a) describe in reasonable detail the material facts giving rise or relating to the claim; (b) specify the Section or Sections of this Agreement under which such claim is made; and (c) specify in reasonable detail the nature and approximate amount of Losses incurred or that are anticipated to be incurred and the misrepresentation or breach to which such Losses are related.

9.2.7.                     Remedies Exclusive. The parties covenant and agree that from and after the Closing the remedies provided for in this Article 9 and under the Escrow Agreement shall constitute the sole and exclusive remedy for all Losses that any Indemnified Person may suffer or incur arising from, or directly or indirectly relating to, this Agreement or the Contemplated Transactions, and the parties hereto hereby irrevocably waive any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that they may otherwise have had, now have or may in the future have against any of the other parties hereto or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) arising from, or directly or indirectly relating to, this Agreement or the Contemplated Transactions and covenant not to sue or otherwise assert any claim (or assist any other Person in suing or otherwise asserting any claim) encompassed by the foregoing covenant, agreement and waiver; provided, however, that, subject to Section 9.3, the foregoing shall not apply to claims of common law fraud based on the representations and warranties set forth in Sections 3 and 4, as applicable, and provided, further, that the foregoing shall not apply to the parties’ rights to seek specific performance as contemplated by Section 10.12 or a breach of contract action with respect to covenants to be performed after the Closing pursuant to this Agreement; and provided, further, that the foregoing shall not apply to claims with respect to the Transmittal Documents provided by any Holder or any non-competition agreement between Parent and any Person listed on Schedule 5.15 hereto. Any Person who is sued or otherwise has a claim asserted against him, her or it in violation of this Section 9.2.7 may enforce the terms of this Section 9.2.7 directly as an express third-party beneficiary hereof.

9.2.8.                     Tax Treatment. The parties will treat any payment received pursuant to this Article 9 as an adjustment to the Purchase Price for Tax and financial reporting purposes to the fullest extent permitted by applicable Legal Requirements.

9.3.    Acknowledgment. Each of Parent and Merger Sub acknowledges and agrees that none of the Holders, the Holders’ Representative, the Acquired Companies or any of their respective Affiliates or Representatives has made or shall be deemed to have made, and neither Parent nor Merger Sub has relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Holders, the Holders’ Representative, the Acquired Companies, the Business, the subject matter of this Agreement or the Contemplated Transactions, or the accuracy or completeness of any information regarding the Holders, the Holders’ Representative, the Acquired Companies, the Business, the subject matter of this Agreement or the Contemplated Transactions furnished or made available to Parent, Merger Sub and their respective Representatives, other than the respective representations, warranties, covenants and agreements of the Company that are expressly set forth in this Agreement (including any certificates delivered in connection with this Agreement).

10.	MISCELLANEOUS.

10.1.    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (New York City time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (New York City time) on any Business Day or on any day other than a Business Day, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Holders’ Representative or, prior to the Closing, to the Company, to it:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Facsimile: (212) 893-9575

Attention: D. Scott Mackesy and Michael E. Donovan

with a copy (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile: (212) 596-9090

Attention: Christopher W. Rile and Christopher B. Parsons

If to Parent or, following the Closing, to the Company:

AMN Healthcare, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92131

Facsimile: 866-893-0682

Attention: General Counsel

with a copy (which shall not constitute notice):

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

Facsimile No.: (858) 523-5941

Attention: Scott M. Stanton

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

10.2.    Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.

10.3.    Entire Agreement. The agreement of the parties that is comprised of this Agreement and the Escrow Agreement sets forth the entire agreement and understanding among the parties with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

10.4.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

10.5.    Amendment. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of any amendment to be effected prior to the Effective Time, by Parent and the Company, in the case of any amendment to be effected after the Effective Time, by Parent and the Holders’ Representative.

10.6.    Parties in Interest. Except as set forth in Section 7.6, Section 9.2.6 and this Section 10.6, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit, obligation, liability or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation; provided, however, that each of the Holders shall be an express third beneficiary of the provisions of Article II of this Agreement and shall have the right to enforce such provisions to the same extent as if it was a party hereto (it being understood that, pursuant to Section 10.13, the Holders’ Representative is the sole and exclusive agent for the Holders in enforcing any rights or remedies of the Holders under this Agreement).

10.7.    Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of Parent and the Company or, after the Closing, Parent and the Holders’ Representative; provided, however, that Parent shall have the right, without the consent of any of the other parties to this Agreement, to assign all or a portion of its rights (including its indemnification rights under Article 9), interests and obligations hereunder to one or more direct or indirect Subsidiaries or Persons that are deemed to own (as such concept is defined in the definition of Affiliate) Parent, and in each case, Parent shall not be relieved of any liabilities or obligations hereunder. Any purported assignment, hypothecation or transfer in breach of this Section 10.7 shall be null and void ab initio.

10.8.    Governing Law. This Agreement, the rights of the parties hereunder, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions (whether sounding in contract, tort, statute or otherwise) will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.9.    Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if but only if the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions (whether sounding in contract, tort, statute or otherwise), (b) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence or prosecute any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of lack of personal jurisdiction, improper venue, inconvenient forum or otherwise. Each party hereby irrevocably (x) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware; (y) agrees that service of process made in accordance with clause (x) or made by personal delivery or nationally recognized overnight courier pursuant to Section 10.1, will constitute good and valid service of process in any such Action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, suit or proceeding any claim that service of process made in accordance with clause (x) or clause (y) does not constitute good and valid service of process.

10.10.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN WHOLE OR IN PART OUT OF, RELATED TO, BASED UPON, OR IN CONNECTION HEREWITH OR THE SUBJECT MATTER HEREOF OR THE CONTEMPLATED TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11.    Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.9 and 10.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.9 or 10.10 above would constitute a material breach of this Agreement.

10.12.    Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties covenants and agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Action instituted in any court as specified in Section 10.9 having jurisdiction over the parties and the subject matter, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further covenants and agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert that a remedy at law would be adequate.

10.13.    Holders’ Representative.

10.13.1.              As an integral component of the terms and conditions of this Agreement and the Merger, the Holders’ Representative is hereby irrevocably appointed, authorized and empowered as the representative of the Holders and their respective successors and assigns and as the attorney-in-fact, with full power of substitution and re-substitution, and exclusive agent for and on behalf of each such Holder for purposes of this Agreement and the Escrow Agreement and is empowered to take such actions contemplated to be taken by the Holders’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with, or to consummate, the Contemplated Transactions, including (i) taking all actions and making all filings on behalf of such Holders with any Governmental Authority or other Person necessary to effect the consummation of the Contemplated Transactions, (ii) making all determinations, decisions and judgments, making all filings, entering into all Contracts, to prosecute, defend, settle or otherwise compromise all Actions and claims and to take all other actions, in each case on behalf of all or any subset of the Holders as required by or in connection with this Agreement and the Escrow Agreement or the Contemplated Transactions, and providing any consents or waivers with respect to any of the foregoing, (iii) taking any and all other actions on behalf of all or any subset of the Holders and their respective successors and assigns as the Holders’ Representative may from time to time deem necessary or desirable to resolve or settle claims, disagreements, disputes or Actions under or relating to this Agreement or the Escrow Agreement or otherwise relating to the Contemplated Transactions, (iv) to receive process on behalf of any or all of the Holders and their respective successors and assigns in any claim or Action in any way relating to this Agreement, the Escrow Agreement or the Contemplated Transactions and to file any proofs of debt, claims and petitions as the Holders’ Representative may deem necessary, appropriate or desirable in connection therewith and to file and prosecute appeals from any decision, judgment or award rendered in any such Action, (v) enforcing any rights or remedies of any of the Holders under this Agreement or in connection with the Contemplated Transactions, (vi) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement, and (vii) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Holders’ Representative hereby accepts such appointment.

10.13.2.              A decision, act, consent or instruction of the Holders’ Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each of such Holders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of each and every such Holder.

10.13.3.              Upon any release of funds from the Adjustment Escrow Account or the Indemnity Escrow Account to the Holders, the Holders’ Representative shall be authorized to direct that the Escrow Agent release to an account designated by the Holders’ Representative, prior to any distribution to the Holders, such amount (up to the amount of funds then remaining in the Adjustment Escrow Account or the Indemnity Escrow Account, as applicable (the “Remaining Fund Property”)), as is sufficient to satisfy (i) the

Holders’ Representative’s out-of-pocket expenses (including fees and charges of counsel, accountants or other agents) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 10.13.5 (each item in clauses (i) and (ii) of this Section 10.13.3 referred to as the “Holders’ Representative Expenses”). If the Remaining Fund Property is insufficient to satisfy all Holders’ Representative Expenses, then each Holder will be obligated to pay its Pro Rata Share of the Holders’ Representative Expenses in excess of the Remaining Fund Property.

10.13.4.                The Holders’ Representative will incur no Liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Holders’ Representative to be genuine and to have been signed by the proper person (and the Holders’ Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction. In all questions arising under this Agreement or the Escrow Agreement, the Holders’ Representative may rely on the advice of outside counsel, and the Holders’ Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by the Holders’ Representative based on such advice.

10.13.5.                     The Holders will severally (each based on and limited to its Pro Rata Share) but not jointly indemnify the Holders’ Representative and hold the Holders’ Representative harmless against any loss, Liability or expense incurred, on the part of the Holders’ Representative and arising out of or in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, including the fees and expenses of any legal counsel or other agents retained by the Holders’ Representative.

10.13.6.                     In the event that the Holders’ Representative becomes unable or unwilling to continue in its capacity as Holders’ Representative, or if the Holders’ Representative resigns as a Holders’ Representative, a majority-in-interest of the Holders may, by written consent, appoint a new representative as the Holders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Holders must be delivered to Parent and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and, if applicable, the Escrow Agent. For the purposes of this Section 10.13, a “majority-in-interest of the Holders” means Holders representing in the aggregate a Pro Rata Share of greater than 50%.

10.13.7.                     Notwithstanding anything to the contrary contained in in this Agreement or the Escrow Agreement, no Holder shall have any right to receive any portion of any funds in the Adjustment Escrow Account or the Indemnity Escrow Account unless and until it has been finally determined in accordance with the terms and conditions of this Agreement or the Escrow Agreement, as applicable, that such funds or other property are to be distributed to such Holder in accordance with the terms and conditions of this Agreement or the Escrow Agreement, as applicable.

10.14.    No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in,

any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

10.15.    Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.16.    Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent to a Person reviewing the Disclosure Schedules without independent knowledge on behalf of the Person that such disclosure is responsive to such other covenant, agreement, representation or warranty, notwithstanding the presence or absence of a specific cross-reference thereto.

10.17.    Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

10.18.    Counterparts; Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile or pdf (or similar electronic means) by any party and such signature will be deemed binding and an original for all purposes hereof.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized signatories as of the day and year first written above.

ONWARD HEALTHCARE, INC.

By:	\s\ Kevin C. Clark
Name: Kevin C. Clark
Title: President

OGH, LLC

By:	\s\ Kevin C. Clark
Name: Kevin C. Clark
Title: President and Chief Executive Officer

AMN HEALTHCARE, INC.

By:	\s\ Susan Salka
Name: Susan Salka
Title: CEO & President

TERRELL ACQUISITION CORP.

By:	\s\ Denise L. Jackson
Name: Denise L. Jackson
Title: SVP

Signature Page to Merger Agreement

INDEX OF DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND

DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term

Accounting Firm	22
Acquired Companies	2
Action	2
Adjustment Escrow Amount	2
Affiliate	2
Agreement	1
Annual Financial Statements	27
Antitrust Laws	3
Assets	28
Base Purchase Price	3
Basket	61
Business	3
Business Day	3
Cash on Hand	3
Certificate of Merger	15
Classification Losses	3
Closing	15
Closing Date	15
Closing Debt Amount	3
Closing Option Consideration	3
Closing Per Share Merger Consideration	3
Code	4
Company	1
Company Fundamental Representations	4
Company IP	4
Company IP Agreement	4
Company Plan	33
Company Stock Plan	4
Company’s Knowledge	4
Contemplated Transactions	4
Contract	4
Copyrights	9
Customer Contract	38
D&O Indemnified Persons	51
DGCL	15
Disclosure Schedules	4
Dispute Notice	21
Dispute Submission Notice	21
Dissenting Shares	19
Effective Time	5
Employee Plan	5
Encumbrance	5

Page Number

Environmental Laws	5
Equity Interests	5
ERISA	5
ERISA Affiliate	5
Escrow Account	2, 8
Escrow Agent	5
Escrow Agreement	5
Escrow Amount	6
Estimated Closing Statement	20
Estimated Purchase Price	21
Final Purchase Price	23
Financial Statements	27
First Survival End Date	58
Free or Open Source Software	6
Fully Diluted Share Number	6
Fundamental Representations	6
GAAP	6
Governmental Authority	6
Governmental Order	6
Hazardous Substances	6
HIPAA	12
Holders	7
Holders’ Representative	1
Holders’ Representative Expenses	70
HSR Act	7
Indebtedness	7
Indemnified Person	7
Indemnified Taxes	7
Indemnifying Party	8
Indemnity Claim	8
Indemnity Escrow Amount	8
Insurer	8
Intellectual Property Rights	8
In-the-Money Options	7
IT Assets	9
Leased Real Property	31
Legal Requirement	9
Liability, Liabilities	9
Loss	9
Material Adverse Effect	9
Material Company Contract	38
Merger	1

Merger Sub	1
Most Recent Balance Sheet	27
Most Recent Balance Sheet Date	27
Most Recent Financial Statements	27
Net Working Capital	10
Net Working Capital Calculation Schedule	10
Net Working Capital Target	11
OGH	1
Option Consideration	17
Option Holder	11
Optionholder Acknowledgment	17
Options	11
Organizational Documents	11
Out-of-the-Money Options	11
Parent	1
Parent Fundamental Representations	11
Parent Related Parties	52
Patents	8
Per Share Merger Consideration	16
Permit	11
Permitted Encumbrances	11
Person	12
Personal Information	12
Policy	12
Post-Closing Covenants	58
Post-Closing Tax Period	12
Pre-Closing Covenants	58
Pre-Closing Tax Period	12
Prior Company Counsel	52
Pro Rata Share	12
Proposed Final Closing Statement	21

Purchase Price	12
Real Property Leases	31
Refinancing Indebtedness	13
Registered IP	13
Remaining Fund Property	70
Representative	13
Second Survival End Date	58
Seller Indemnified Persons	60
Seller Related Parties	52
Seller Transaction Expenses	13
Shares	13
Software	13
Source Code	13
Stock Certificates	13
Stockholders	14
Straddle Period	14
Subsidiary	14
Surviving Corporation	15
Tax	14
Tax Claim	55
Tax Indemnity Escrow Account	14
Tax Indemnity Escrow Amount	14
Tax Returns	14
Taxing Authority	14
Technology	14
Third Party Claim	64
Trade Secrets	9
Trademarks	9
Transfer Taxes	14
Transmittal Documents	19
VDA Process Losses	60